EXHIBIT 10.2

ASSET PURCHASE AGREEMENT

by and among

Accellent Corp.,

as Parent,

CE Huntsville Holdings Corp.,

as Purchaser,

Campbell Engineering, Inc.,

as the Seller,

and

each of the Sharehoolders of the Seller

set forth on the signature page hereto,

constituting all of the Shareholders of the Seller

Dated as of September 12, 2005

i

Section 4.25	Product Warranty and Liability
Section 4.26	Naturalization of the Employees
Section 4.27	Bank Accounts
Section 4.28	Earnout Plan

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
Section 5.1	Authorization and Validity
Section 5.2	Organization
Section 5.3	No Conflict
Section 5.4	Governmental Consents
Section 5.5	Payment of Purchase Price

ARTICLE VI COVENANTS
Section 6.1	Assignment of 401(k) Sponsorship
Section 6.2	Employees
Section 6.3	Proration
Section 6.4	Cooperation
Section 6.5	Further Assurances

ARTICLE VII SURVIVAL AND INDEMNIFICATION
Section 7.1	Survival of Representations and Warranties
Section 7.2	Indemnification by the Seller and the Shareholders
Section 7.3	Indemnification by Parent and Purchaser
Section 7.4	Notice and Resolution of Claim
Section 7.5	Limitations
Section 7.6	Exclusive Remedy
Section 7.7	Mitigation of Damages

ARTICLE VIII MISCELLANEOUS
Section 8.1	Notices
Section 8.2	Amendment, Waiver
Section 8.3	Assignment
Section 8.4	Entire Agreement
Section 8.5	Parties in Interest
Section 8.6	Expenses
Section 8.7	Governing Law; Jurisdiction; Service of Process
Section 8.8	Specific Performance
Section 8.9	Transfer and Similar Taxes
Section 8.10	Counterparts
Section 8.11	Headings

ii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of September 12, 2005 (this “Agreement”), is made and entered into by and among Accellent Corp., a Colorado corporation (“Parent”), CE Huntsville Holdings Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), Campbell Engineering, Inc., an Alabama corporation (the “Seller”), and each of the shareholders of the Seller signatory hereto, constituting all of the shareholders of the Seller (each hereinafter individually referred to as a “Shareholder” and collectively referred to as the “Shareholders”).

WITNESSETH

WHEREAS, the Seller is engaged in the business of providing precision machining, assembly and engineering design for the aerospace and medical industries (the “Business”);

WHEREAS, the Seller intends to sell, transfer and assign to Purchaser, and Purchaser intends to purchase, acquire and assume from the Seller, substantially all of the assets and certain liabilities of the Seller relating to the operation of the Business all upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Shareholders intend to sell, transfer and assign to Purchaser, and Purchaser intends to purchase, acquire and assume from the Shareholders, the Shareholder Real Estate (as hereinafter defined) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Shareholders, who collectively own all of the outstanding capital stock of the Seller, have determined it to be in the Shareholders’ best interests that (A) the Shareholders sell, transfer and assign to Purchaser, and that Purchaser purchases, acquires and assumes from the Shareholders, the Shareholder Real Estate and (B) the Seller sell, transfer and assign to Purchaser, and that Purchaser purchases, acquires and assumes from the Seller, such assets and liabilities of the Seller as set forth in this Agreement; and

WHEREAS, Parent has determined it to be in its and Purchaser’s best interests for Parent to be the sole party hereunder obligated to pay, and to pay, to Seller any Earnout Amounts (as hereinafter defined) required to be paid pursuant to this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1                                      Defined Terms.  Each capitalized term used and not otherwise defined herein shall have the respective meaning ascribed to such term in Schedule 1.1 attached hereto or in the Section referenced in such Schedule 1.1.

Section 1.2                                      Terms Generally.  The definitions in Schedule 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” even if not followed actually by such phrase unless the context expressly provides otherwise. Unless otherwise expressly defined, terms defined in the Agreement shall have the same meanings when used in any Exhibit or Schedule and terms defined in any Exhibit or Schedule shall have the same meanings when used in the Agreement or in any other Exhibit or Schedule. Unless the context requires otherwise, references to Articles and Sections refer to Articles and Sections of this Agreement, and references to Schedules or Exhibits refer to the Schedules and Exhibits attached to this Agreement, each of which is made a part hereof for all purposes. The words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision of this

Agreement. The phrase “made available” in this Agreement shall mean that the information referred to has been made available by the party in question. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the introductory paragraph of this Agreement. References to “dollars” or “$” in this Agreement shall be deemed to refer to the applicable denomination of federal funds of the United States of America.

ARTICLE II

ACQUISITION AND DISPOSITION OF ASSETS

Section 2.1                                      Purchase and Sale of Assets.

(a)                                  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Shareholders shall transfer, assign, convey and deliver to Purchaser, and Purchaser shall receive from the Shareholders, all right, title and interest in and to that certain real property listed in Schedule 2.1(a) and the improvements thereon and the appurtenances thereto (the “Shareholder Real Estate”) free and clear of all Liens, except as otherwise contemplated herein and except for easements and non-monetary Liens which do not adversely impact the use of the Shareholder Real Estate by the Business as currently conducted. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Seller shall transfer, assign, convey and deliver to Purchaser, and Purchaser shall receive from the Seller, all right, title and interest in and to all of the Assets free and clear of all Liens, except as otherwise contemplated herein. It is the intent of the parties hereto that the “Assets” shall mean all right, title and interest in and to substantially all of the assets useful to, used in or held for use in the Business as of the Closing Date wherever such assets are located and whether real, personal or mixed, tangible or intangible, and whether or not any such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in the Seller’s books and records or financial statements, which assets shall exclude the Excluded Assets but shall include the following:

(i)                                     all Intellectual Property used in or useful to the conduct of the Business including those items listed but not exhaustively described in Schedule 2.1(a)(i);

(ii)                                  all contracts, agreements, contract rights, license agreements, purchase and sales orders, quotations and other executory commitments of the Seller entered into in connection with the conduct of the Business listed in Schedule 2.1(a)(ii) (the “Contracts”);

(iii)                               all accounts receivable and all notes or other securities and accounts (excluding the Seller’s bank accounts) attributable to the Seller for operations of the Business on or after the Closing Date;

(iv)                              all computer equipment and related software and software licenses, office equipment and other personal property listed in Schedule 2.1(a)(iv);

(v)                                 all books of account and customer and supplier lists including addresses, drawings, files, papers and records of the Seller;

(vi)                              all deposits, advance payments, prepaid items and expenses, deferred charges, rights of offset and credits and claims for refund relating to the Seller;

(vii)                           all claims, rights and causes in action against third parties and all rights to insurance proceeds relating to any damage, destruction or impairment of the tangible Assets prior to the Closing Date;

(viii)                        all licenses, permits, consents and certificates of any regulatory, administrative or other governmental agency or body issued to or held by the Seller and necessary or incidental to the conduct of the Business (to the extent the same are transferable);

(ix)                                all of the Seller’s right, title and interest in, and benefits accruing to the Seller under, all real property owned by the Seller and all leaseholds and subleaseholds relating to real property (including all improvements thereon and appurtenances thereto);

(x)                                   all fixed assets, manufacturing equipment, inventory and leasehold improvements;

(xi)                                all goodwill associated with the Assets, in particular, and the Seller, in general; and

(xii)                             all other miscellaneous items set forth in Schedule 2.1(a)(xii).

(b)                                 The sale, conveyance, assignment, transfer and delivery of the Shareholder Real Estate and the Assets will be effected by delivery by the Seller and Shareholders to Purchaser of (i) a Statutory Warranty Deed or the Bill of Sale and Assignment Agreement, as applicable, (ii) executed copies of the filings, consents, approvals, notices or waivers, and copies of the instruments transferring, registering or issuing the consents, approvals, permits, licenses, permissions, registrations or other authorizations referred to herein, and (iii) such other instruments of conveyance, transfer and assignment (collectively, the “Instruments of Transfer”) as shall be necessary to vest in Purchaser full right, title and interest in and to (A) the Assets, free and clear of all Claims and Liens, whether absolute, accrued, contingent or otherwise and (B) the Shareholder Real Estate, free and clear of all Claims and Liens, whether absolute, accrued, contingent or otherwise, other than as contemplated herein and except for easements and non-monetary Liens which do not adversely impact the use of the Shareholder Real Estate by the Business as currently conducted.

Section 2.2                                      Excluded Assets.  The Assets shall not include (i) any original minute books, stockholder books, tax books and other similar records of the Seller (a true and complete copy of each of which has been provided to Purchaser) (ii) all cash on hand, cash equivalents and bank accounts of the Seller (which accounts contain sufficient funds to cover outstanding checks drawn on the Seller’s bank accounts as of the Closing Date), (iii) the Seller’s rights in any insurance policies, other than rights to insurance proceeds relating to any damage, destruction or impairment of the tangible Assets prior to the Closing Date, and (iv) any assets of the Seller set forth in Schedule 2.2 (collectively, the “Excluded Assets”); all of the Seller’s right, title and interest in and to which, as the same exist as of the Closing Date, shall be retained by the Seller.

Section 2.3                                      Assumption and Exclusion of Liabilities.

(a)                                  Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser will assume and agree to pay, perform and discharge as and when due only the following liabilities and obligations of the Seller (collectively, the “Assumed Liabilities”): (i) those current liabilities and obligations (including those relating to accounts payable and accrued but unpaid employee payroll) of the Seller listed in Schedule 2.3(a)(i); (ii) the future obligations of the Seller as of the Closing Date under the contracts and agreements described in Schedule 2.1(a)(ii) (except to the extent otherwise provided in such Schedule), together with such other contractual obligations that relate solely to the Business that have been entered into in the ordinary course of business of the Seller consistent with past practices and have been disclosed to Purchaser prior to the Closing, including warranty obligations solely to retool or replace defective products sold in the ordinary course of business in an amount not to exceed TWENTY-FIVE THOUSAND DOLLARS $25,000 in any trailing twelve (12) month period of the Business (it being acknowledged that Purchaser assumes no other express or implied warranty obligations of the Seller whatsoever, including any warranty obligations with respect to products liability or monetary damages as a result of the manufacture of defective products); and (iii) all accrued vacation and sick leave of the Seller’s employees who will be employed by Purchaser following the Closing Date as set forth in Schedule 2.3(a)(iii). The assumption of the Assumed Liabilities by Purchaser will be effected by delivery by Purchaser to the Seller of the duly executed Instruments of Transfer.

(b)                                 Except as explicitly set for above in Section 2.3(a), the Seller shall retain, and Purchaser shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Purchaser of, any other liabilities, obligations or undertakings of the Seller (or any Subsidiary, division, associate or Affiliate of the Seller, or of any Person) of any nature whatsoever, whether accrued, absolute, fixed or contingent, known or unknown, due or to become due, unliquidated or otherwise, including any liabilities relating to (i) all Indebtedness of the Seller, (ii) Taxes with respect to or attributable to the Assets for all taxable periods through the Closing Date, Taxes with respect to or attributable to the properties, Business or operations of the Seller or any Subsidiary, division, associate or Affiliate of the Seller and Taxes of the Seller with respect to or attributable to the transactions contemplated hereby or otherwise, (iii) any Liabilities associated with the Excluded Assets and (iv) any Liabilities associated with the Assets that arise or relate to events that occurred prior to the Closing Date. The Seller shall remain responsible for all of the liabilities, obligations and undertakings of the Seller not expressly assumed by Purchaser in Section 2.3(a). Purchaser is not assuming any liabilities, obligations or undertakings whatsoever of the Shareholders.

Section 2.4                                      Nondelivered Assets.  Notwithstanding anything else contained in this Agreement to the contrary, in the event that an Asset is not delivered by the Seller to Purchaser at Closing (a “Nondelivered Asset”), the Seller shall deliver such Nondelivered Asset to Purchaser as soon as the Seller has actual knowledge of the existence of such Nondelivered Asset.

Section 2.5                                      Non-Assignment if Breach.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any of the Assets if the attempted assignment, as a result of the absence of the consent or authorization of a third party, would constitute a breach or default under any lease, agreement, Liens or commitment or would in any way adversely affect the rights, or increase the obligations, of any party or any Subsidiary with respect thereto or would otherwise affect the ability of Purchaser to receive the benefit of the Assets. If any such consent or authorization is not obtained, or if an attempted assignment or assumption would be ineffective or would adversely affect the rights or benefits or increase the obligations of Purchaser with respect to any such Assets, then the parties shall enter into such reasonable cooperative arrangements (including sublease, agency, partial closing, management, indemnity or payment arrangements and enforcement at the cost and for the benefit of Purchaser of any and all rights of the Seller against an involved third party) to provide the parties with such benefits and obligations as most closely approximate those contemplated by this Agreement.

ARTICLE III

PAYMENT AND DELIVERY

Section 3.1                                      Shareholder Real Estate Purchase Price; Purchase Price.  The total purchase price to be paid to the Shareholders in respect of the Shareholder Real Estate (the “Shareholder Real Estate Purchase Price”) under this Agreement shall be an amount equal to FIVE HUNDRED TWENTY-EIGHT THOUSAND DOLLARS ($528,000), which amount shall be payable in the manner provided in Section 3.3 below. The total purchase price to be paid to the Seller (the “Purchase Price”) under this Agreement shall be an amount up to TWENTY-NINE MILLION SIX HUNDRED THOUSAND DOLLARS ($29,600,000), which amount shall be payable in the manner provided in Section 3.3 and Section 3.4 below.

Section 3.2                                      Adjustments to Purchase Price.

(a)                                  The Purchase Price will be subject to the following adjustments on the Closing Date, based on the difference between the Net Working Capital Balance of the Seller as of the close of business on the day immediately prior to the Closing Date as set forth in a schedule delivered by the Seller to Purchaser prior to the Closing Date (the “Closing Net Working Capital Balance”) and TWO

MILLION FOUR HUNDRED TWENTY-TWO THOUSAND FIVE HUNDRED TWENTY-SEVEN DOLLARS ($2,422,527) (the “Baseline Net Working Capital Balance”):

(i)                                     if the Baseline Net Working Capital Balance exceeds the Closing Net Working Capital Balance, the Purchase Price will be decreased by the amount by which the Baseline Net Working Capital Balance exceeds the Closing Net Working Capital Balance; and

(ii)                                  if the Baseline Net Working Capital Balance is equal to or less than the Closing Net Working Capital Balance, the Purchase Price will not be adjusted pursuant to this Section 3.2(a).

For purposes of this Agreement, the “Net Working Capital Balance” of the Seller shall mean all current assets of the Seller (including all amounts owed to the Seller by any of the Shareholders) less all current liabilities (excluding the current portion of any long-term Indebtedness and any Indebtedness comprised of capital leases), calculated with respect to both the Baseline Net Working Capital Balance and the Closing Net Working Capital Balance, in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.

(b)                                 Following the Closing, the adjustments to the Purchase Price pursuant to Section 3.2(a) will be subject to review by Purchaser in accordance with the following procedure:

(i)                                     Purchaser shall have until ninety (90) days after the Closing Date (the “Verification Period”) to verify the Seller’s determinations of the Closing Net Working Capital Balance. Any adjustments to such determinations shall be made by written notice to the Seller within the Verification Period (an “Adjustment Notice”) setting forth (A) Purchaser’s objections to the Seller’s determination of the Closing Net Working Capital Balance, (B) Purchaser’s determination of the Closing Net Working Capital Balance, and (C) the proposed adjustment to decrease the Purchase Price (the “Proposed Purchase Price Adjustment”). If Purchaser does not deliver an Adjustment Notice to the Seller within the Verification Period, the Seller’s determination of the Closing Net Working Capital Balance shall be final and binding upon the parties hereto.

(ii)                                  To the extent that the Seller has any objection to the Proposed Purchase Price Adjustment, such objection shall be made by written notice to Purchaser (the “Objection Notice”) within fifteen (15) days after delivery of the Adjustment Notice (the “Objection Period”). If the Seller does not deliver an Objection Notice to the Proposed Purchase Price Adjustment within the Objection Period, the Purchase Price shall be adjusted by an amount equal to such Proposed Purchase Price Adjustment and the Seller shall pay Purchaser an amount equal to the Proposed Purchase Price Adjustment or Purchaser may offset the Proposed Purchase Price Adjustment against the Escrow Amount and the Earnout Amounts as set forth below.

(iii)                               If the Seller delivers an Objection Notice in response to any Adjustment Notice delivered by Purchaser, and Purchaser and the Seller are unable to agree upon the amount of any Proposed Purchase Price Adjustment within fifteen (15) days after delivery of the Objection Notice, then a nationally recognized accounting firm to be mutually agreed upon based on good faith negotiations (the “Auditor”), shall be requested to conduct a review and determine the amount of the Closing Net Working Capital Balance. The Auditor shall be instructed in performing such review that Purchaser and the Seller shall each be provided with copies of any and all correspondence and drafts distributed by the Auditor to any party. Prior to issuing its final determination, Purchaser and the Seller shall each have the opportunity to provide the Auditor with any additional information that such party deems relevant, provided that the Auditor shall not be required to use any such information in connection with its review and determination of the Closing Net Working Capital Balance. Upon completion of its review and determination, the Auditor shall promptly deliver copies of its report to Purchaser and the Seller, setting forth the Auditor’s determination of the Closing Net Working Capital Balance (the “Auditor’s Report”). The Auditor’s Report will be conclusive and binding upon both Purchaser and the Seller, and Purchaser shall be entitled to a

Purchase Price Adjustment by an amount equal to the excess, if any, of the Closing Net Working Capital Balance as determined by the Seller on or before the Closing Date over the Closing Net Working Capital Balance determined by the Auditor and reported in the Auditor’s Report and, unless such excess is paid in cash by the Seller as contemplated pursuant to Section 3.2(b)(ii), to offset such excess against the Escrow Amount and the Earnout Amount as described below. Fifty percent (50%) of the costs and expenses of the Auditor and the Auditor’s Report contemplated by this Section 3.2(b)(iii) shall be borne by Purchaser and the remainder of such costs shall be borne by the Seller and the Shareholders.

Section 3.3                                      Payment of Purchase Price.

(a)                                  FIVE HUNDRED TWENTY-EIGHT THOUSAND DOLLARS ($528,000) shall be paid in cash on the Closing Date by Purchaser for the benefit of the Shareholders in respect of the Shareholder Real Estate by inter-bank wire transfers of immediately available federal funds payable in the amounts and to the Persons set forth in Schedule 3.3(a).

(b)                                 SEVENTEEN MILLION SIX HUNDRED THOUSAND DOLLARS ($17,600,000) of the Purchase Price, less any adjustments to the Purchase Price made pursuant to Section 3.2, less the Escrow Amount, shall be paid in cash on the Closing Date by Purchaser (the “Closing Cash Payment”) for the benefit of the Seller by inter-bank wire transfers of immediately available federal funds payable in the amounts and to the Persons set forth in Schedule 3.3(b).

(c)                                  TWELVE MILLION DOLLARS ($12,000,000) of the Purchase Price shall be paid after the Closing, if at all, by Parent for the benefit of the Seller pursuant to the terms of the earnout arrangement set forth in Section 3.4 hereof.

(d)                                 FOUR HUNDRED THOUSAND DOLLARS ($400,000) (the “Escrow Amount”) of the Purchase Price shall not be paid to the Seller at Closing and shall instead be deposited by Purchaser into an account to be managed and paid out by the Escrow Agent in accordance with the terms of an Escrow Agreement, substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”), to be entered into among Parent, Purchaser, the Seller and the Escrow Agent at the Closing.

(e)                                  Notwithstanding any other provision in this Agreement to the contrary, Seller hereby acknowledges and agrees that the payment of any Earnout Amounts hereunder shall be the sole and exclusive obligation of Parent.

(f)                                    Notwithstanding any other provision in this Agreement to the contrary, in the event that either (i) the Purchase Price is adjusted pursuant to Section 3.2(b) or (ii) Parent or Purchaser becomes entitled to indemnification under Article VII, Purchaser may offset all or any portion of the Escrow Amount, on a dollar-for-dollar basis, against the full amount of any such adjustment or right to indemnification.

Section 3.4                                      Earnout Payments.  The Seller shall be entitled to receive the 2005 Earnout Amount and the 2006 Earnout Amount, or such applicable portions thereof, if any, as deferred payment of the Purchase Price pursuant to the terms set forth below:

(a)                                  If, and only if, the EBITDA of the Business for the fiscal year ending December 31, 2005 (the “2005 EBITDA”) is greater than THREE MILLION THREE HUNDRED FIFTY THOUSAND DOLLARS ($3,350,000) (the “2005 Baseline EBITDA”), then Parent shall pay to the Seller an amount (the “2005 Earnout Amount”) in cash equal to the product of (i) TEN MILLION DOLLARS ($10,000,000) multiplied by (ii) a fraction, the numerator of which shall be the difference between the 2005 EBITDA and the 2005 Baseline EBITDA, and the denominator of which shall be the difference between the 2005 Target EBITDA and the 2005 Baseline EBITDA, subject to a maximum possible 2005 Earnout Amount in all circumstances of TEN MILLION DOLLARS ($10,000,000).

(b)                                 Parent shall pay to the Seller an amount (the “2006 Earnout Amount”) in cash equal to the lesser of (i) the applicable 2006 Earnout Cap or (ii) five times the EBITDA of the Business for the fiscal year ending December 31, 2006 (the “2006 EBITDA”), less EIGHTEEN MILLION DOLLARS ($18,000,000), less the 2005 Earnout Amount. For purposes of this Section 3.4(b), the “2006 Earnout Cap” shall equal (i) FOUR MILLION DOLLARS ($4,000,000) if the 2005 EBITDA is greater than FOUR MILLION FOUR HUNDRED THOUSAND DOLLARS ($4,400,000) or (ii) THREE MILLION DOLLARS ($3,000,000) if the 2005 EBITDA is less than or equal to FOUR MILLION FOUR HUNDRED THOUSAND DOLLARS ($4,400,000).

(c)                                  Notwithstanding anything to the contrary contained herein, in the event that either (i) the Purchase Price is adjusted pursuant to Section 3.2(b) or (ii) Parent or Purchaser becomes entitled to indemnification under Article VII, Parent may, upon five (5) days prior written notice to the Seller, offset all or any portion of the Earnout Amounts, on a dollar-for-dollar basis, against the full amount of any such right to indemnification.

(d)                                 On or before April 15, 2006, Parent shall provide to the Seller unaudited financial statements of the Business for the fiscal year ended December 31, 2005, together with a detailed written statement of its calculation of the 2005 EBITDA and the 2005 Earnout Amount, if any, related thereto (the “2006 Statement”), and on or before April 15, 2007, Parent shall provide to the Seller unaudited financial statements of the Business for the fiscal year ended December 31, 2006, together with a detailed written statement of its calculation of the 2006 EBITDA and the 2006 Earnout Amount, if any, related thereto (the “2007 Statement”). In each instance, Parent shall provide the Seller access to Purchaser’s books and records (including financial statements) during normal business hours for the sole purpose of verifying the Earnout Amounts. The 2005 Earnout Amount and the 2006 Earnout Amount, to the extent not offset in accordance with Section 3.4(c), shall be payable within thirty (30) days after (i) receipt by Parent of written notice from the Seller that it has accepted, in the case of the 2005 Earnout Amount, the 2006 Statement and, in the case of the 2006 Earnout Amount, the 2007 Statement, or (ii) becoming conclusive and binding pursuant to Section 3.4(e) below. Each such Earnout Amount, to the extent not offset in accordance with Section 3.4(c), shall be made by wire transfer of immediately available funds to an account designated by the Seller. In addition to the 2006 Statement and the 2007 Statement, for each completed fiscal quarter after the Closing Date other than the fourth fiscal quarter of any fiscal year, Parent shall provide to the Seller, on a quarterly basis, detailed written statements of its calculation of the EBITDA of the Business for each such quarter within fifty-five (55) days after the end of each such fiscal quarter through the period ended September 30, 2006. Purchaser covenants and agrees that it shall use commercially reasonable efforts to market and sell products that make up the Business in a commercially prudent manner during the period between the Closing Date and January 1, 2007.

(e)                                  The Seller shall notify Parent in writing (the “Parent’s Notice”) within thirty (30) days after receipt of the 2006 Statement or the 2007 Statement, as the case may be (a “Statement”), with respect to its acceptance or dispute of such Statement. In the event that the Seller disputes such a Statement, the Seller shall set forth in such notice the facts of the dispute and, to the best of its ability, its calculation of the Earnout Amount in question. Parent and the Seller shall meet and use commercially reasonable efforts to resolve the items or amounts in dispute. If the parties are unable to reach an agreement within thirty (30) days after Parent’s receipt of the Seller’s disagreement notification, then a nationally recognized accounting firm to be mutually agreed upon based on good faith negotiations (the “Accounting Referee”) shall be requested to conduct a review of the disputed items or amounts and compute the Earnout Amount in question. In making its calculation, the Accounting Referee shall consider only the items or amounts in dispute (and to the extent required, any other amounts necessary to derive the disputed items or amounts). Such determination shall be made within thirty (30) days after the date on which the Accounting Referee begins its review and shall be binding on the parties.

The fees, costs and expenses of the Accounting Referee shall be shared equally between the Seller and Parent.

(f)                                    In connection with this Section 3.4, upon reasonable notice and during Parent’s and Purchaser’s normal business hours, the Seller and its representatives (including accountants) shall have the right to inspect the books and records relating to the Business as conducted by Purchaser after the Closing Date. In the event of a dispute under Section 3.4(e) above, Parent shall ensure access of the Accounting Referee to Parent’s auditor.

(g)                                 In calculating the 2005 EBITDA, the EBITDA of the Seller for the period beginning on January 1, 2005 and ending on the Closing Date as determined by reference to the financial statements of the Seller described in Section 4.6 hereof, shall be added to, and included within, the 2005 EBITDA. In calculating the 2005 EBITDA and the 2006 EBITDA, such calculations (i) shall not include (A) any expenses allocated or incurred by the Seller or Purchaser as a result of the transactions contemplated by this Agreement, (B) any management fees, overhead fees or similar fees or allocations paid by, or allocated to, the Business from any other business or Affiliate of Purchaser, (C) any specified non-recurring shareholder expenses and costs set forth on Schedule 3.4(g)(i)(C), (D) any “extraordinary items” of gain or loss as that term is defined by GAAP, (E) for the period that the replacement employee of each Shareholder and such Shareholder are simultaneously employed by Purchaser, such Shareholder’s employment compensation and benefits, or (F) excess benefits paid to the Shareholders (including life insurance premium contributions and payments associated with the provision of automobiles to the Shareholders) and charitable contributions made by the Seller, in each instance prior to the Closing Date, in an aggregate amount up to FIFTY THOUSAND DOLLARS ($50,000), and (ii) shall include a deemed monthly rental expense of EIGHT THOUSAND DOLLARS ($8,000) associated with the Shareholder Real Estate.

(h)                                 Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount that may be paid to the Seller under this Agreement in all circumstances shall be TWENTY-NINE MILLION SIX HUNDRED THOUSAND DOLLARS ($29,600,000).

Section 3.5                                      Allocation of Consideration.  The aggregate consideration paid by Purchaser to the Seller pursuant to this Article III shall be allocated among the Assets according to the determination of an independent appraisal to be conducted by an appraiser mutually agreed upon by Purchaser and the Seller. The allocation of the Purchase Price as determined by such appraiser shall be binding upon the parties and each party hereto shall file all Tax Returns (including Form 8594) in a manner consistent with such allocation. Notwithstanding anything to the contrary contained herein, the aggregate amount of consideration to be allocated to the Non-Competition Agreement for the Seller and the Shareholders shall be TWO HUNDRED THOUSAND DOLLARS ($200,000). The cost of such independent appraiser shall be borne by Purchaser.

Section 3.6                                      Closing.  The sale, conveyance, assignment, transfer and delivery of the Assets by the Seller and payment of the Closing Cash Payment by Purchaser (hereinafter called the “Closing”) shall take place at the Huntsville, Alabama offices of Bradley Arant Rose & White LLP on the date of the execution of this Agreement, or on such other date or at such other time and place (including remotely or by facsimile) as may be mutually agreed upon by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.” Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the parties hereto agree that the Closing shall be deemed to take effect at 12:01 A.M. (Eastern Standard Time) on the Closing Date.

Section 3.7                                      Deliveries by the Seller.  At the Closing, the Seller shall deliver to Purchaser, and in the case of subsections (g) and (h) below, Parent:

(a)                                  A duly executed Bill of Sale and Assignment Agreement;

(b)                                 A duly executed Statutory Warranty Deed for the owned Real Property of the Seller and Title Policies or unconditional commitments therefore paid for by the Seller;

(c)                                  Such other Instruments of Transfer as shall be necessary to vest in Purchaser all of the Seller’s right, title and interest in and to the Assets, free and clear of all Liens;

(d)                                 The resolutions duly adopted by the Seller’s board of directors and the Shareholders authorizing (i) the execution and delivery of, and performance by the Seller of its obligations under, this Agreement and the other agreements contemplated hereby and (ii) the assignment of the sponsorship of the Seller’s 401(k) plan to Purchaser;

(e)                                  A duly executed certificate of the secretary or an assistant secretary of the Seller, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser, as to (i) the currency and authenticity of the articles of incorporation and the bylaws of the Seller, (ii) the currency and authenticity of the resolutions duly adopted by the Seller’s board of directors and Shareholders authorizing (A) the execution and delivery of, and performance by the Seller of its obligations under, this Agreement and the other agreements contemplated hereby and (B) the assignment of the sponsorship of the Seller’s 401(k) plan to Purchaser and (iii) the incumbency and signatures of the officers of the Seller executing this Agreement or any other agreement contemplated hereby.

(e)                                  Copies of all consents, approvals, authorizations, agreements and other documentation required to be obtained by the Seller to consummate the transactions contemplated by this Agreement without breaching any of the Seller’s representations or warranties;

(f)                                    Payoff letters stating the payoff amounts for the Seller’s Indebtedness relating to the Assets;

(g)                                 A duly executed Escrow Agreement;

(h)                                 A duly executed Non-Competition Agreement (the “Non-Competition Agreement”) substantially in the form attached hereto as Exhibit B; and

(i)                                     Such other documents, instruments and writings reasonably requested by Parent or Purchaser at or prior to the Closing.

Purchaser will thereupon take actual possession of the Assets.

Section 3.8                                      Deliveries by the Shareholders.  At the Closing, the Shareholders shall deliver to Purchaser, and in the case of subsections (b) and (c) below, Parent:

(a)                                  A duly executed Statutory Warranty Deed for the Shareholder Real Estate and Title Policies or unconditional commitments therefore paid for by the Shareholders;

(b)                                 A duly executed Escrow Agreement;

(c)                                  A duly executed Non-Competition Agreement;

(d)                                 A duly executed Transition Services and Consulting Agreement substantially in the form attached hereto as Exhibit C (the “Transition Services and Consulting Agreement”) executed by Dr. Richard Campbell;

(e)                                  A duly executed Transition Services Agreement substantially in the form attached hereto as Exhibit D (the “Transition Services Agreement”) executed by Mrs. [Sue] Campbell; and

(f)                                    Such other documents, instruments and writings reasonably requested by Parent or Purchaser at or prior to the Closing.

Section 3.9                                      Deliveries by Parent.  At the Closing, Parent shall deliver to the Seller, and in the case of subsections (c) and (d) below, the Shareholders:

(a)                                  The resolutions duly adopted by Parent’s board of directors authorizing the execution and delivery of, and performance by Parent of its obligations under, this Agreement and the other agreements contemplated hereby;

(b)                                 A duly executed certificate of the secretary or an assistant secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Seller, as to (i) the currency and authenticity of the articles of incorporation and the bylaws of Parent, (ii) the currency and authenticity of the resolutions duly adopted by Parent’s board of directors authorizing the execution and delivery of, and performance by Parent of its obligations under, this Agreement and the other agreements contemplated hereby and (iii) the incumbency and signatures of the officers of Parent executing this Agreement or any other agreement contemplated hereby;

(c)                                  A duly executed Escrow Agreement;

(d)                                 A duly executed Non-Competition Agreement; and

(e)                                  Such other documents, instruments and writings reasonably requested by the Seller at or prior to the Closing.

Section 3.10                                Deliveries by Purchaser.  At the Closing, Purchaser shall deliver to the Seller all of the following deliverables other than those contemplated by subsections (b), (h) and (i) below, and to the Shareholders the deliverables contemplated by subsections (b), (h), (i) (f) and (g) below:

(a)                                  The Closing Cash Payment by inter-bank wire transfer of immediately available federal funds of the United States of America, which amount shall be paid and delivered to or for the benefit of the Seller in the amounts and to the Persons set forth on Schedule 3.3(b);

(b)                                 The Shareholder Real Estate Purchase Price by inter-bank wire transfer of immediately available federal funds of the United States of America, which amount shall be paid and delivered to or for the benefit of the Shareholders in the amounts and to the Persons set forth on Schedule 3.3(a);

(c)                                  A duly executed Bill of Sale and Assignment Agreement;

(d)                                 The resolutions duly adopted by Purchaser’s board of directors authorizing the execution and delivery of, and performance by Purchaser of its obligations under, this Agreement and the other agreements contemplated hereby;

(e)                                  A duly executed certificate of the secretary or an assistant secretary of Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to the Seller, as to (i) the currency and authenticity of the articles of incorporation and the bylaws of Purchaser, (ii) the currency and authenticity of the resolutions duly adopted by Purchaser’s board of directors authorizing the execution and delivery of, and performance by Purchaser of its obligations under, this Agreement and the other agreements contemplated hereby and (iii) the incumbency and signatures of the officers of Purchaser executing this Agreement or any other agreement contemplated hereby;

(f)                                    A duly executed Escrow Agreement;

(g)                                 A duly executed Non-Competition Agreement;

(h)                                 A duly executed Transition Services and Consulting Agreement;

(i)                                     A duly executed Transition Services Agreement; and

(j)                                     Such other documents, instruments and writings reasonably requested by the Seller at or prior to the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SHAREHOLDERS

Seller and each of the Shareholders hereby jointly and severally represent and warrant to Parent and Purchaser that the statements contained in this Article IV are accurate and complete as of the date hereof, except as set forth in the disclosure schedules accompanying this Agreement. The disclosure schedules are arranged in numbered and lettered paragraphs corresponding to the numbered and lettered Sections contained in this Article IV.

Section 4.1                                      Authorization and Validity.  The Seller has full corporate power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by the Seller pursuant hereto and to carry out its obligations hereunder and thereunder. The Shareholders have full individual power and the legal capacity to enter into this Agreement and the other documents and instruments to be executed and delivered by the Shareholders pursuant hereto (to the extent that such Person is a party hereto or thereto) and to carry out the Shareholders’ obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by the Seller and the other documents and instruments to be executed and delivered by the Seller pursuant hereto, and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly and validly authorized by the board of directors of the Seller and the Shareholders and no other corporate act or proceeding on the part of the Seller or the Shareholders, as applicable, is necessary to authorize the execution and delivery by the Seller of this Agreement or the other documents or instruments to be executed and delivered by the Seller pursuant hereto, or the consummation by the Seller of the transactions contemplated hereby or thereby. This Agreement and the other documents and instruments to be executed and delivered by the Seller or the Shareholders pursuant hereto (to the extent that such Person is a party hereto or thereto) have been duly and validly executed and delivered by the Seller and the Shareholders (to the extent that such Person is a party hereto or thereto) and, assuming this Agreement and the other documents and instruments to be executed and delivered by the Seller or the Shareholders pursuant hereto (to the extent that such Person is a party hereto or thereto) are the valid and binding obligation of any other parties hereto or thereto, constitutes a valid and binding obligation of the Seller and the Shareholders (to the extent that such Person is a party hereto or thereto) enforceable against the Seller and the Shareholders (to the extent that such Person is a party hereto or thereto) in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.2                                      Equity; Good Title.

(a)                                  As of the date hereof, the authorized capital stock of the Seller consists of one thousand (1,000) shares of common stock, par value $1.00 per share (the “Common Stock”). As of the date hereof, one thousand (1,000) shares of the Common Stock are issued and outstanding, all of which, when issued, were duly authorized, validly issued, fully paid and nonassessable and free of any preemptive or other similar rights. No other shares of the Capital Stock of the Seller are issued and outstanding.

(b)                                 All of the outstanding shares of Capital Stock of the Seller are owned beneficially and of record by the Shareholders, free and clear of all Liens and the Shareholders are bound by the terms of this Agreement.

(c)                                  There are no outstanding subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any shares of Capital Stock of the Seller, including any rights of conversion or exchange under any outstanding securities or other instruments.

(d)                                 The Seller has no Subsidiaries. The Seller does not own any equity or other ownership interests in any other Person.

Section 4.3                                      Organization.  The Seller (a) is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Alabama, and (b) has full power and authority to own all of its properties and assets, including the Assets, and to carry on the Business as it is now being conducted. The Seller is duly licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, lease or operation of its assets and properties or the conduct of the Business requires such license or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The Seller has delivered to Purchaser a complete and correct copy of the articles of incorporation, bylaws and other organizational documents of the Seller. Such articles of incorporation, bylaws and other organizational documents are in full force and effect and the Seller is not in violation of any provision of such articles of incorporation, bylaws or organizational documents.

Section 4.4                                      No Conflict.  Neither the execution, delivery or performance of this Agreement or the other documents and instruments to be executed and delivered by the Seller or the Shareholders pursuant hereto, nor the consummation by the Seller or the Shareholders of the transactions contemplated hereby or thereby, nor compliance by the Seller or the Shareholders with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of the Seller, (b) except as set forth in Schedule 4.4(b), constitute a change in control under, or require the consent from or the giving of notice to a third party, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Lien upon or affecting any of the Assets or the Shareholder Real Estate, including the Contracts, pursuant to, any of the terms, conditions or provisions of any contractual obligation of the Seller or the Shareholders, (c) violate any order, writ, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to the Seller or the Shareholders or to which any of their properties or assets (including the Assets and the Shareholder Real Estate) may be bound, or (d) result in triggering of any right of first refusal or other right under any joint venture or other agreement to which the Seller or the Shareholders are a party.

Section 4.5                                      Governmental Consents.  No consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of the Seller or the Shareholders in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by the Seller or the Shareholders.

Section 4.6                                      Financial Statements.  The Seller has previously furnished to Purchaser the Financial Statements and the unaudited consolidated balance sheets and statements of income, changes in shareholders’ equity and cash flow as of and for the three months ended March 31, 2005 for the Seller (the “First Quarter Financial Statements”) and the unaudited consolidated balance sheets and statements of income, changes in shareholders’ equity and cash flow as of and for the three and six months ended June 30, 2005 for the Seller (the “Second Quarter Financial Statements”). Except as set forth in Schedule 4.6, the Financial Statements (including the notes thereto), the First Quarter Financial Statements and the Second Quarter Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, fairly present the financial position of the Seller on the dates thereof, fairly present the results of operations of the Seller for the periods involved, and are in accordance with the books and records of the Seller (which books and records are accurate). Reserves are reflected on the balance sheets in the Financial Statements, the First Quarter Financial Statements and the Second Quarter Financial Statements against assets in amounts that have been established on a basis consistent with the past practice.

Section 4.7                                      Absence of Certain Changes or Events.  Except as set forth in Schedule 4.7, since June 30, 2005 (a) the Seller has conducted the Business only in the ordinary course and consistent with past practice, (b) there have not been any developments or events with respect to the Business which have had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect and (c) except as contemplated in this Agreement, the Seller has not:

(i)                                     adopted any amendment to its articles of incorporation or bylaws;

(ii)                                  (A) sold, leased, transferred or disposed of any assets or rights, other than assets or rights that individually or in the aggregate would not be material, in either case, and other than in the ordinary course of business consistent with past practice, (B) incurred any Lien upon any assets or rights, except for Liens incurred in the ordinary course of business consistent with past practice, (C) acquired or leased any assets or rights other than in the ordinary course of business consistent with past practice, or (D) entered into any commitment or transaction with respect to (A), (B) or (C) above;

(iii)                               (A) incurred, assumed or refinanced any Indebtedness or (B) made any loans, advances or capital contributions to, or investments in, any Person;

(iv)                              paid, discharged or satisfied any liability, obligation, or Lien other than payment, discharge or satisfaction of (A) Indebtedness as it matures and becomes due and payable or (B) liabilities, obligations or Liens in the ordinary course of business consistent with past practice;

(v)                                 except as required in connection with the preparation of the Financial Statements, First Quarter Financial Statements and Second Quarter Financial Statements pursuant to Section 4.6, (A) changed any of the accounting or tax principles, practices or methods used by the Seller, except as required by changes in applicable Tax Laws, or (B) changed reserve amounts or policies;

(vi)                              entered into any employment contract or other arrangement or made any change in the compensation payable or to become payable to any Shareholder or any of its officers, employees, agents, consultants or Persons acting in a similar capacity (other than general increases in wages to employees who are not officers or Persons acting in a similar capacity or Affiliates, in the ordinary course consistent with past practice), or to Persons providing management services, entered into or amended any employment, severance, consulting, termination or other agreement or employee benefit plan or made any loans to any of its Affiliates, officers, employees, agents or consultants or Persons acting in a similar capacity or made any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

(vii)                           paid or made any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any Affiliate, officer, employee or Person acting in a similar capacity; or paid or agreed to pay or made any accrual or arrangement for payment to any Affiliate, officers, employees or Persons acting in a similar capacity of any amount relating to unused vacation days, except payments and accruals made in the ordinary course consistent with past practice; grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Affiliate, officer, employee, agent or consultant or Person acting in a similar capacity, whether past or present; or amend in any material respect any such existing plan, agreement or arrangement in a manner consistent with the foregoing;

(viii)                        entered into any collective bargaining agreement;

(ix)                                made any payments (other than regular compensation payable to officers and employees or Persons acting in a similar capacity of the Seller in the ordinary course consistent with past practice), loans, advances or other distributions to, or enter into any transaction, agreement or arrangement with, the Seller’s Affiliates, officers, employees, agents, consultants or Persons acting in a similar capacity, shareholders of their Affiliates, associates or family members;

(x)                                   made or authorized any capital expenditures, except in the ordinary course consistent with past practice not in excess of $100,000 individually or $250,000 in the aggregate;

(xi)                                incurred any Taxes, except in the ordinary course of business consistent with past practice;

(xii)                             settled or compromised any Tax liability or agreed to any adjustment of any Tax attribute or made any election with respect to Taxes;

(xiii)                          failed to duly and timely file any Tax Return with the appropriate Governmental Authorities required to be filed by it in a true and complete and correct form and to timely pay all Taxes shown to be due thereon;

(xiv)                         (A) entered into, amended, renewed or permitted the automatic renewal of, terminated or waived any right under, any Material Contract, or, except in the ordinary course of business consistent with past practice, any other agreement, or (B) took any action or failed to take any action that, with or without either notice or lapse of time, would constitute a default under any Material Contract;

(xv)                            (A) made any change in its working capital practices generally, including accelerating any collections of cash or accounts receivable or deferring payments or (B) failed to make timely accruals, including with respect to accounts payable and liabilities incurred in the ordinary course of business consistent with past practice;

(xvi)                         failed to renew (at levels consistent with presently existing levels), and has not terminated or amended or failed to perform, any of its obligations or permitted any material default to exist or caused any material breach under, or entered into (except for renewals in the ordinary course of business consistent with past practice), any material policy of insurance;

(xvii)                      experienced any damage, destruction, or loss to its property not covered by insurance;

(xviii)                   disposed of or permitted to lapse any material Intellectual Property or granted any license or sublicense of any rights with respect to Intellectual Property;

(xix)                           experienced significant failure on the part of the Seller to operate the Business in the ordinary course and consistent with past practice so as to preserve its business operations intact or to preserve the goodwill of suppliers, customers and others having business relations with the Seller;

(xx)                              received, and the Seller has no Knowledge of, any notice or other indication that any key supplier, vendor or customer of the Seller will cease doing business with the Seller (whether as a result of the consummation of the transactions contemplated hereby or otherwise) in the same manner and at the same level as previously conducted with the Seller, other than changes which occur from time to time in the ordinary course of business or as a result of the expiration or completion of any contracts (for purposes of this Article IV, “key suppliers, vendors and customers” of the Seller refers to those suppliers, vendors and customers of the Seller whose business failure would be reasonably likely to result in a Material Adverse Affect on the Business or the Seller);

(xxi)                           except in the ordinary course of business consistent with past practice, and except as required by any Law, provided any confidential information to any Person other than Purchaser;

(xxii)                        changed the compensation levels (including any bonus or formula for the calculation of any bonus) applicable to any class of the Seller’s employees;

(xxiii)                     declared, set aside or paid any dividend or made any distribution with respect to the Capital Stock; or

(xxiv)                    by action on the part of the Seller, cancelled, compromised, waived or released any rights or claims.

Section 4.8                                      Absence of Undisclosed Liabilities.  Except as set forth on Schedule 4.8, the Seller has no Liabilities that would be required to be reserved against or disclosed in a financial statement prepared in accordance with GAAP, except for (i) Liabilities set forth on the face of the balance sheet, or otherwise reserved against, in the Second Quarter Financial Statements (rather than in the notes thereto), and (ii) Liabilities which have arisen after the date of the balance sheet in the Second Quarter Financial Statements in the ordinary course of business consistent with past practice (none of which, to Seller’s Knowledge, results from, arises out of, related to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), which in either case have not had and could not reasonably be expected to have a Material Adverse Effect.

Section 4.9                                      Property; Assets.

(a)                                  The Seller owns, or otherwise has a valid leasehold interest providing sufficient and legally enforceable rights to use, all of the property and assets necessary or otherwise material to the conduct of the Business. The Shareholders jointly own the Shareholder Real Estate in fee simple. Except as set forth in Schedule 4.9(a), the Seller has good and marketable title to all assets reflected on the Second Quarter Balance Sheet, free and clear of all Liens; provided, however, that any Real Property may be subject to easements and non-monetary Liens which do not adversely impact the use of the Shareholder Real Estate by the Business as currently conducted. Except as set forth in Schedule 4.9(a), all such assets which have a value in excess of $1,000, singly, are in good operating condition and repair (ordinary wear and tear excepted), have been reasonably maintained consistent with standards generally followed in the industry, are suitable for their present uses and, in the case of owned or leased structures, are structurally sound.

(b)                                 Schedule 4.9(b) contains a list of all real property owned, leased or used by the Seller including the Shareholder Real Estate (the “Real Property”), indicating whether such property is owned, leased or used. Except as set forth in Schedule 4.9(b), the current use of the Real Property by the Seller and the Shareholder Real Estate by the Shareholders does not violate the certificate of occupancy thereof or any local zoning or similar land use or other Laws and none of the structures on the Real Property encroaches upon real property of another Person, and no structure of any other Person encroaches upon any Real Property. The Seller and the Shareholders have not received notice of any pending or threatened condemnation proceeding, or of any sale or other disposition in lieu of condemnation, affecting any of the Real Property. Each parcel of Real Property abuts on or has direct vehicular access to a public road. The Seller does not own, lease or use any Real Property other than the Real Property listed in Schedule 4.9(b). Except as set forth in Schedule 4.9(b), the Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Real Property and the Shareholders have not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Shareholder Real Estate.

(c)                                  Schedule 4.9(c) sets forth as of June 30, 2005, a complete and accurate list of all furniture, equipment, fixed assets, leasehold improvements, manufacturing equipment, automobiles and all other tangible personal property (including its net book value) owned by, in the possession of, or used by the Seller in connection with the Business. Except as set forth in Schedule 4.9(c), such personal property is not held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement or subject to any Liens or encumbrances, and is not located other than in the possession of the Seller.

(d)                                 All receivables of the Seller reflected on the balance sheet in the Second Quarter Financial Statements or created after the date of the balance sheet in the Second Quarter Financial Statements arose from valid transactions in the ordinary course of business consistent with past practice.

Section 4.10                                Litigation and Claims; Compliance with Laws.

(a)                                  Schedule 4.10(a) sets forth all Litigation as of the date hereof, including the name of the claimant, the date of the alleged act or omission, a detailed narrative as to the nature of the alleged act or omission, the date the matter was referred to an insurance carrier of the Seller (if referred), the estimated amount of exposure, the amount the Seller has reserved, or the amount of the Seller’s claim and estimated expenses of the Seller in connection with such matters. Except as set forth in Schedule 4.10(a), there is no Litigation which is not fully covered (other than applicable deductibles) by the insurance policies referenced in Section 4.12. Neither the Seller nor any of the Assets is subject to any order, consent decree, settlement or similar agreement with any Governmental Authority. There is no judgment, injunction, decree, order or other determination of an arbitrator or Governmental Authority specifically applicable to the Seller or the Shareholders or any of the Seller’s properties or assets. There is no Litigation relating to alleged unlawful discrimination or sexual harassment. As of the date hereof, there is no Litigation which seeks to prevent consummation of the transactions contemplated hereby or which seeks material damages in connection with the transactions contemplated hereby.

(b)                                 Except as set forth in Schedule 4.10(b), the Seller has complied and is in compliance with all Laws applicable to the Seller and the Business except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 4.10(b), the Seller holds all material licenses, permits and other authorizations of Governmental Authorities necessary to conduct the Business as now being conducted or, under currently applicable Laws, to continue to conduct the Business as now being conducted. Except as set forth in Schedule 4.10(b), to the Knowledge of the Seller there is no intent to make any changes in the conduct of the Business that will result in or cause the Seller to be in noncompliance with applicable Laws or that will require changes in or a loss of any such licenses, permits or other authorizations or an increase in any expenses related thereto except where such noncompliance, change, loss or increase would not reasonably be expected to have a Material Adverse Effect. Such licenses, permits and other authorizations as aforesaid held by the Seller are valid and in full force and effect, and there are no (i) actions pending, or to the Knowledge of the Seller, threatened or (ii) to the Knowledge of the Seller, investigations pending or threatened that could result in the termination, impairment or nonrenewal thereof.

Section 4.11                                Taxes.

(a)                                  All United States federal Tax Returns and all other Tax Returns required to be filed with any taxing authority by the Seller have been timely filed in accordance in all respects with all applicable Laws and are true, correct and complete in all material respects. The Seller has timely paid all Taxes due and payable and the Seller has withheld and paid all Taxes required to have been withheld and paid by the Seller in connection with amounts paid or owing to any employee, Independent Contractor, creditor, shareholder or other third party. Except as set forth in Schedule 4.11, there is no action, suit, proceeding, audit or claim pending against the Seller in respect of any Taxes, nor has any such action, suit, proceeding, audit or claim been threatened in writing. The Seller is not a party to or bound by any Tax sharing or allocation agreement or similar contract or assignment or any agreement that obligates the Seller to make any payment computed by references to the Taxes, taxable income or taxable losses of any other Person. There are no Liens with respect to Taxes on any of the assets or properties of the Seller. The Seller is not, and has never been, a member of an affiliated, consolidated, combined or unitary group, other than one of which the Seller was the common parent and has no liability for the

Taxes of any Person (other than itself) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise.

(b)                                 All deficiencies asserted or assessments made as a result of any examinations of the Seller have been fully paid, or are fully reflected as a liability in the Second Quarter Balance Sheet, or are being contested and an adequate reserve therefor has been established and is fully reflected in the Second Quarter Balance Sheet. The Seller has not received written notice from any Governmental Authority in a jurisdiction in which such entity does not file a Tax Return stating that such entity is or may be subject to taxation by that jurisdiction.

(c)                                  None of the assets of the Seller is property required to be treated as being owned by any other Person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code. Neither the Seller nor any predecessors thereof by merger or consolidation has within the past three (3) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code. The Seller has not made any payments, is not obligated to make any payments, and is not a party to any agreement (other than this Agreement) or other arrangement that would obligate it to make any payments that would not be deductible under Section 280G of the Code. The Seller is not a party to any joint venture, partnership or other written arrangement or contract which would be treated as a partnership for United States federal income tax purposes for any period for which the statute of limitations for any Tax on the income therefrom has not expired. The due but unpaid Taxes of the Seller did not, as of the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes, established to reflect timing differences between book and Tax income) set forth on the face of the Second Quarter Balance Sheet (rather than in any notes thereto).

(d)                                 The Seller has been an S corporation as defined in Section 1361(a)(ii) of the Code for all applicable periods since 1988. The Seller has never had any shareholder that was not an individual and who was not either a U.S. citizen or resident alien or a domestic trust as described in Section 1361(c)(2) of the Code. The Seller has never had more than thirty-five (35) shareholders. The Seller has had, since its inception, only one (1) class of stock outstanding, its common stock. No creditor of the Seller has ever had the right, as a result of any financing to the Seller, to acquire any equity interest in the Seller or otherwise participate in the equity of the Seller. The Seller has never had any subsidiaries. Any trust that has been a shareholder of the Seller since the Seller’s inception has met the requirements of Section 1361(c)(2) of the Code for the entire period that it was or has been a shareholder of the Seller.

Section 4.12                                Insurance.  Schedule 4.12 sets forth a complete and accurate list as of the date hereof of all primary, excess and umbrella policies, bonds and other forms of insurance owned or held by or on behalf of or providing insurance coverage to the Seller and the Business and Assets (or, to the extent purchased by Seller, its officers, salespersons, agents or employees or Persons acting in a similar capacity) and the extent, if any, to which the limits of liability under such policies have been exhausted. True and complete copies of such policies are attached to Schedule 4.12. All such policies are in full force and effect and all such policies in such amounts will be outstanding and in full force and effect at the Closing. The Seller has not received notice of default under any such policy, nor has it received written notice of any pending or threatened termination of cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy, other than renewal requirements in the ordinary course of business consistent with past practice. Schedule 4.12 sets forth a complete and accurate summary of all of the self-insurance coverage provided by the Seller. No letters of credit have been posted and no cash has been restricted to support any reserves for insurance on the balance sheet in the Second Quarter Financial Statements.

Section 4.13                                Environmental Matters.  Except as otherwise described on Schedule 4.13:

(a)                                  The Seller has complied and is in compliance with, and the Real Property and all improvements thereon are in compliance with, all Environmental Laws.

(b)                                 The Seller has no liability, known or unknown, contingent or absolute, under any Environmental Law, nor is the Seller responsible for any such liability of any other Person under any Environmental Law, whether by contract, by operation of law or otherwise. There are no facts, circumstances, or conditions existing, initiated or occurring prior to the Closing Date, which have or will result in liability to the Seller under Environmental Laws. There are no pending or to the Knowledge of the Seller, threatened Environmental Claims.

(c)                                  The Seller has been duly issued, and maintains all Environmental Permits necessary to operate the Business or Assets as currently operated. A true and complete list of all such Environmental Permits, all of which are valid and in full force and effect, is set forth in Schedule 4.13(c). Seller has timely filed applications for all Environmental Permits. All of the Environmental Permits set forth in Schedule 4.13(c)are transferable and none require consent, notification, or other action to remain in full force and effect following consummation of the transactions contemplated hereby.

(d)                                 The Real Property contains no underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials, and no portion of the Real Property is or has been used as a dump or landfill or consists of or contains filled in land or wetlands. With respect to any real property formerly owned, operated, or leased by the Seller, during the period of such ownership, operation or tenancy, no portion of such property was used as a dump or landfill, and the Seller is not aware of any such use at any time prior to its ownership, operation, or tenancy of such real property. Neither PCBs, “toxic mold,” nor asbestos-containing materials are present on or in the Real Property or the improvements thereon. There has been no Release of Hazardous Materials at, on, under, or from the Real Property, nor was there such a Release at any real property formerly owned, operated or leased by the Seller, in each case during the period of such ownership, operation, or tenancy, such that the Seller is or could be liable for Remediation with respect to such Hazardous Materials. No water body into which Hazardous Materials are Released in connection with the Seller’s business is currently listed or proposed for listing under 33 U.S.C. §1313(d), nor are such properties adjacent to any such water body.

(e)                                  The Seller has furnished to Purchaser accurate and complete copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to the Real Property, compliance with Environmental Laws, or any other real property that the Seller formerly owned, operated, leased or used. To the Seller’s Knowledge, any information the Seller has furnished to Purchaser concerning the environmental conditions of the Real Property, prior uses of the Real Property, and the operations of the Seller related to compliance with Environmental Laws is accurate and complete.

(f)                                    No Real Property, and to the Knowledge of the Seller, without inquiry, no property to which Hazardous Materials originating on or from such properties or the Business or Assets has been sent for treatment or disposal, is listed or proposed to be listed on the National Priorities List or CERCLIS or on any other governmental database or list of properties that may or do require Remediation under Environmental Laws. The Seller has not arranged, by contract, agreement, or otherwise, for the transportation, disposal or treatment of Hazardous Materials at any location such that it is or could be liable for Remediation of such location pursuant to Environmental Laws.

(g)                                 No Encumbrance in favor of any person relating to or in connection with any Environmental Claim has been filed or has attached to the Real Property.

(h)                                 No authorization, notification, recording, filing, consent, waiting period, Remediation, or approval is required under any Environmental Law in order to consummate the transactions contemplated hereby.

(i)                                     To the Knowledge of the Seller, without inquiry, no proposed or final regulation published pursuant to Environmental Laws and no Environmental Permit for which the Seller has or should have applied, could reasonably be expected to result in a capital expenditure in excess of $10,000.

Section 4.14                                Material Contracts.

(a)                                  Schedule 4.14 lists (without duplication) each of the following contracts and other agreements (or, in the case of oral contracts, summaries thereof) to which the Seller is a party or by or to which the Seller or any of its assets or properties is bound or subject (such contracts and agreements being “Material Contracts”):

(i)                                     any advertising, market research or other marketing agreements;

(ii)                                  any employment, severance, non-competition, consulting or other agreements of any nature with any current or former shareholder, officer or employee of the Seller or any Affiliate of any of such Persons;

(iii)                               any agreements relating to the making of any loan, guarantee or advance by the Seller;

(iv)                              any agreements providing for the indemnification by the Seller of any Person;

(v)                                 any agreements with any Governmental Authority except those entered into in the ordinary course of business and consistent with past practice which are not material to the Seller;

(vi)                              any contracts, agreements and other arrangements for the sale of assets or for the furnishing of services, goods or products by or to the Seller (A) with firm commitments having a value in excess of $10,000 or (B) having a term which is greater than six months and which is not terminable by the Seller on less than 90 days’ notice without the payment of any termination fee or similar payment;

(vii)                           any broker, distributor, dealer, representative or agency agreements;

(viii)                        any agreements (including settlement agreements) currently in effect pursuant to which the Seller licenses the right to use any Intellectual Property to any Person or from any Person, and any research and development agreements;

(ix)                                any confidentiality agreements entered into by the Seller during the period commencing five years prior to the date hereof pursuant to which confidential information has been provided to a third party or by which the Seller was restricted from providing information to third parties;

(x)                                   any voting trust or similar agreements relating to the Capital Stock to which either a Shareholder or the Seller is a party;

(xi)                                any leases of Real Property;

(xii)                             any joint venture, partnership or similar documents or agreements;

(xiii)                          any agreements that limit or purport to limit the ability of the Seller or the Shareholders to own, operate, sell, transfer, pledge or otherwise dispose of any assets or to compete with any business;

(xiv)                         any agreement (or group of related agreements) under which the Seller has incurred, assumed, or guaranteed any indebtedness or borrowed money or any capitalized lease obligation in excess of $25,000 in the aggregate or under which it has imposed a security interest on any of its assets (including the Assets), tangible or intangible;

(xv)                            any other agreement (or group of related agreements) under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect;

(xvi)                         any other agreement (or group of related agreements) the performance of which involves the payment of consideration in excess of $50,000 in the aggregate during any twelve (12)-month period; or

(xvii)                      all other agreements, contracts or commitments not made in the ordinary course of business and consistent with past practice which are material to the Seller.

(b)                                 Each Material Contract is legal, valid and binding on and enforceable against the Seller, and, to the Knowledge of the Seller, the other parties thereto, and is in full force and effect. Except as set forth in Schedule 4.14(b), upon consummation of the transactions contemplated by this Agreement, each Material Contract shall remain in full force and effect without any loss of benefits thereunder and without the need to obtain the consent of any party thereto to the transactions contemplated by this Agreement. The Seller is not (and with the giving of notice or lapse of time would not be) in material breach of, or material default under, any Material Contract and, to the Knowledge of the Seller, no other party thereto is in material breach of, or material default under, any Material Contract. Neither the Seller nor the Shareholders have received any written notice that any Material Contract is not enforceable against any party thereto, that any Material Contract has been terminated or repudiated before the expiration of its term or that any party to a Material Contract intends to terminate or repudiate such Material Contract prior to the termination date specified therein, or that any other party is in breach of, or default under, any Material Contract. True and complete copies of all Material Contracts or, in the case of oral agreements, if any, written summaries thereof, have been delivered to Purchaser.

Section 4.15                                Intellectual Property.

(a)                                  The Seller is the sole and exclusive owner of, or has the valid right to use, sell and license, all Intellectual Property necessary or otherwise material to the conduct of the Business as currently conducted and as currently proposed to be conducted free and clear of all Liens, but, in the case of any licensed Intellectual Property, subject to the terms of the applicable licenses thereof. Other than Excluded Assets and the Intellectual Property of any customer which has been provided solely pursuant to any contracts with such customer with respect to the manufacture of the products for such customer, Schedule 2.1(a)(i) sets forth a complete and accurate list (including whether the Seller is the owner or licensee thereof) of all (i) patents and patent applications, (ii) trademark or service mark registrations and applications, (iii) copyright registrations and applications and (iv) material unregistered copyrights, service marks, trademarks and trade names, each as owned or licensed by the Seller. The Seller is currently listed in the records of the appropriate federal, state or other governmental agency as the sole owner of record for each owned application and registration listed in Schedule 2.1(a)(i).

(b)                                 Each item of Intellectual Property listed in Schedule 2.1(a)(i) is valid and subsisting, in full force and effect in all material respects, and has not been canceled, expired or abandoned. The Seller possesses all right, title and interest in and to each such item free and clear of all Liens, provided, however, in the case of any licensed Intellectual Property, subject to the terms of the applicable licenses thereof. True and correct copies of all such Intellectual Property licenses have been previously delivered to Purchaser. There is no pending, existing, or to the Knowledge of Seller, threatened, opposition, interference, cancellation proceeding or other legal or governmental proceeding before any court or registration authority in any jurisdiction against the items listed in Schedule 2.1(a)(i) or the Intellectual Property, which could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.15(b), no Intellectual Property registration or application is subject to any maintenance fees or taxes or actions falling due, including without limitation the filing of an affidavit of use, renewal or response to an official action, within six (6) months after the Closing Date.

(c)                                  Schedule 2.1(a)(i) lists all of the Computer Programs, other than non-material off-the-shelf software licensed pursuant to shrink-wrap licenses, which are owned, licensed, leased or otherwise used by the Seller in connection with the operation of the Business as currently conducted, and identifies which is owned, licensed, leased or otherwise used, as the case may be. Each Computer Program listed on Schedule 2.1(a)(i) is either (i) owned by the Seller, (ii) currently in the public domain or otherwise available to the Seller without the license, lease or consent of any third party or (iii) used under rights granted to the Seller pursuant to a written agreement, license or lease from a third party, which written agreement, license or lease is set forth in Schedule 2.1(a)(i). The Seller uses the Computer Programs set forth in Schedule 2.1(a)(i) in connection with the operation of the Business as currently conducted and such use does not violate the rights of any third party. All Computer Programs identified in Schedule 2.1(a)(i) as owned by the Seller were developed for the Seller by (A) employees of the Seller within the scope of their employment, (B) third parties as “work-made-for-hire,” as that term is defined under Section 101 of the United States Copyright Act (or under analogous laws of foreign jurisdictions, as applicable) pursuant to written agreements or (C) independent contractors who have assigned the entire right, title, and interest in and to such Computer Programs to the Seller pursuant to written agreements. None of the Computer Programs identified on Schedule 2.1(a)(i) as owned by the Seller contains any shareware, open source code, or other software whose use may require disclosure or licensing of intellectual property or proprietary rights embedded therein.

(d)                                 Schedule 2.1(a)(i) sets forth a complete and accurate list of all agreements, other than non-material off-the-shelf software licensed pursuant to shrink-wrap licenses, pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property, whether the Seller is the licensee or licensor thereunder (the “Licenses”) and any written settlements or assignments relating to any Intellectual Property. The Seller has delivered to Purchaser complete and correct copies of all material Licenses (as amended to date), as well as copies of all registrations and applications identified on Schedule 2.1(a)(i), including all other material written documentation evidencing ownership and prosecution (if applicable) of each such item. The Licenses are valid and binding obligations of each party thereto, enforceable against each such party in accordance with their terms, and there are no breaches or defaults under any Licenses, nor has any event occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, of any Licenses. No party to any License has given the Seller notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew any License. Each License will continue to be valid, binding and enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby upon obtaining the Required Intellectual Property Consents (as hereinafter defined), if any. The Seller has not granted any sublicense or similar right with respect to any License.

(e)                                  No trade secret or confidential know-how either of which is material to the Business as currently operated has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects the Seller’s proprietary interests in and to such trade secrets and confidential know-how. The Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of its trade secrets and confidential know-how. The Seller has at all times complied with and is in compliance with all applicable laws relating to privacy, data protection or the collection, retention, use and disclosure of personal information. The Seller has at all times complied in all material respects with and is in compliance with all rules, policies and procedures established by the Seller from time to time with respect to privacy, publicity, data protection and the collection, retention, use and disclosure of personal information.

(f)                                    To the Knowledge of the Seller, the conduct of the Business as currently conducted and as conducted for the three (3) year period immediately preceding the Closing Date does not and did not interfere with, infringe upon or misappropriate any intellectual property right owned or controlled by any third party, nor to the Knowledge of the Seller will Purchaser interfere with, infringe upon or misappropriate any intellectual property right owned or controlled by any third party as a result of the continued operation of the Business as currently conducted and as currently proposed to be conducted. To the Knowledge of Seller, no third party is interfering with, infringing upon or misappropriating, or has at any time during the three (3) year period immediately preceding the Closing Date interfered with, infringed upon or misappropriated, any Intellectual Property owned by the Seller and no such claims have been made against a third party by the Seller. There are no claims or suits pending or, to the Knowledge of the Seller, threatened, and the Seller has not received any written notice of a third party demand, Claim or suit (i) alleging that the Seller’s activities or the conduct of the Business infringes or infringed upon or constitutes or constituted the unauthorized use of the proprietary rights of any third party or (ii) to the Knowledge of the Seller, challenging ownership, use, validity or enforceability of the Intellectual Property.

(g)                                 There are no settlements, consents, judgments or orders or other agreements with the Seller which restrict the rights of the Seller to use any Intellectual Property, or other agreements by the Seller which restrict the Seller’s rights to use any Intellectual Property owned by the Seller.

(h)                                 Except as set forth in Schedule 4.15(h), each item of Intellectual Property owned, licensed or available for use by the Seller immediately prior to the consummation of the transactions contemplated hereby will be owned, licensed or available for use by Purchaser on identical terms and conditions immediately subsequent to such consummation free and clear of all Liens. The consummation of the transactions contemplated hereby will not require the consent of any Governmental Authority or third party in respect of any such Intellectual Property except for such consents set forth in Schedule 4.15(h) (the “Required Intellectual Property Consents”).

(i)                                     Except as set forth on Schedule 4.15(i), no current or former officer, director, employee or consultant of the Seller has any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property.

Section 4.16                                Employee Benefits; ERISA.

(a)                                  Schedule 4.16(a) contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, restricted stock, stock appreciation right or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, whether written or unwritten, which is or was within the last three years sponsored by, maintained by, participated in or contributed to or required to be contributed to by the Seller or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Seller would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any current or former employee of the Seller or any ERISA Affiliate (the “Plans”). Schedule 4.16(a) identifies each of the Plans that is an “employee welfare benefit plan,” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the “ERISA Plans”). Neither the Seller nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee of the Seller or any ERISA Affiliate.

(b)                                 With respect to each of the Plans, the Seller has heretofore delivered to Purchaser true and complete copies of each of the following documents, as applicable:

(i)                                     a copy of the Plan documents (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing;

(ii)                                  a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three Plan years ending prior to the date of this Agreement for which such a report was filed;

(iii)                               a copy of the most recent Summary Plan Description (“SPD”), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;

(iv)                              if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

(v)                                 all contracts relating to the Plans with respect to which the Seller or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements;

(vi)                              the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Section 401(a) of the Code.; and

(vii)                           a copy of all correspondence with respect to the Plans with the Internal Revenue Service or the U.S. Department of Labor.

(c)                                  No Plan is (i) a defined benefit plan within the meaning of ERISA Section 3(35), (ii) a multiemployer plan within the meaning of ERISA Section 3(37), or (iii) a voluntary employees’ beneficiary association within the meaning of Code Section 501(c)(9). No liability under Title IV of ERISA has been incurred by the Seller or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk.

(d)                                 Neither the Seller, nor any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor to the Knowledge of the Seller, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Seller or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

(e)                                  All contributions and premiums which the Seller or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and Section 412 of the Code, have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Seller.

(f)                                    Each of the Plans has been operated and administered in all material respects in accordance with its terms and with applicable Laws, including but not limited to ERISA and the Code.

(g)                                 Each of the ERISA Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified. The Seller has finally applied for and received a currently effective determination letter from the IRS stating that it is so qualified, and no event has occurred with would affect such qualified status.

(h)                                 No amounts payable under any of the Plans or any other contract, agreement or arrangement with respect to which the Seller may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(i)                                     No Plan provides benefits, including death or medical benefits (whether or not insured) with respect to current or former employees of the Seller or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirements benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Seller or an ERISA Affiliate, or (iv) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(j)                                     The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Seller or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment or (ii) accelerate the time of payment or vesting or increase the amount of or otherwise enhance any benefit due any such employee, officer or director.

(k)                                  There are no pending or, to the Knowledge of the Seller, threatened or anticipated, claims by or on behalf of any Plan, by an employee or beneficiary under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

(l)                                     On and after the Closing, Purchaser and its Affiliates shall assume no liability or obligation and shall have no liability or obligation with respect to any Seller Plan or any benefits or other amounts payable and provided under any Seller Plan or any contract relating to employment or termination of employment between the Seller or any of its Affiliates and any of their employees or former employees.

Section 4.17                                Labor Matters.  Except as set forth in Schedule 4.17, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the Knowledge of the Seller, threatened against or affecting the Seller and during the past five years there has not been any such action, (ii) the Seller is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Seller, (iii) none of the employees of the Seller is represented by any labor organization and the Seller has no Knowledge of any union organizing activities among the employees of the Seller within the past five years, nor does any question concerning representation exist concerning such employees, (iv) there are no written personnel policies, rules or procedures applicable to employees of the Seller, other than those set forth in Schedule 4.17, true and correct copies of which have been delivered to Purchaser prior to the Closing Date, (v) the Seller is, and has at all times been, in compliance, in all material respects, with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Laws, (vi) there is no unfair labor practice charge or complaint against the Seller pending or, to the Knowledge of the Seller, threatened before the National Labor Relations Board or any similar state or foreign agency, (vii) there is no grievance arising out of any collective bargaining agreement or other grievance procedure, (viii) to the Knowledge of the Seller, no charges with respect to or relating to the Seller are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, (ix) the Seller has not received a notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to the Seller and no such investigation is in progress, and (x) there are no complaints, lawsuits or other proceedings pending or, to the Knowledge of the Seller, threatened in any forum by or on behalf of any present or former employee of the Seller, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract or employment, any Laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. To the Seller’s Knowledge, no executive, key employee, or group of employees has any plans to reject any employment opportunity associated with the Business that may be offered by Purchaser other than the Shareholders. Prior to the Closing, the Seller has terminated the employment of all of the employees of the Seller who have not tendered their resignation to the Seller on or prior to the Closing Date.

Section 4.18                                Records.  Complete copies of all minute books of the board of directors and the Shareholders of the Seller have been made available by the Seller to Purchaser. The minute books do not contain any omissions that would have a Material Adverse Effect.

Section 4.19                                Affiliate Transactions.  Schedule 4.19 lists all agreements, arrangements and currently proposed agreements and arrangements, by or between the Seller, on the one hand, with or for the benefit of any current or former partner, officer or other Affiliate of the Seller or any of such Person’s Affiliates, or any entity in which any such Person has a direct or indirect material interest. Schedule 4.19 lists all payments of any kind since January 1, 2005, from the Seller, to or for the benefit of any current or former partner, officer or other Affiliate of the Seller or any of such Person’s Affiliates, or any entity in which any such Person has a direct or indirect material interest. To the extent being assumed by Purchaser, all outstanding debts and other obligations of the Seller to the Shareholders were incurred in return for fair and adequate consideration paid or delivered by them in cash or other property. All debts of the Shareholders or the Seller’s officers or the respective Affiliates of the Seller to the Seller are reflected on the Second Quarter Balance Sheet.

Section 4.20                                Indebtedness.  The Seller has no Indebtedness outstanding other than as reflected in the balance sheet in the Second Quarter Financial Statements and, with respect to Indebtedness incurred after the date thereof, as set forth in Schedule 4.20.

Section 4.21                                Brokers, Finders, Etc.  Except as set forth in Schedule 4.21, neither the Seller nor the Shareholders have employed or are subject to the valid claim of, nor have the Seller or the Shareholders incurred any Liability that would be payable by the Seller for any brokerage, finder’s or other fees or commissions of, any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement.

Section 4.22                                Questionable Payments.  Neither the Seller, any officer thereof, nor the Shareholders have used any funds of the Seller for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any direct or indirect unlawful payments to government officials or employees from corporate funds, established or maintained any unlawful or unrecorded fund or corporate moneys or other assets, made any false or fictitious entries on the books or records of any such corporations, made any bribe, payoff, kickback or other unlawful payment.

Section 4.23                                Competing Business.  Neither the Shareholders nor the Shareholders’ Relatives have any direct or indirect interest of any nature whatever in any Person which competes with, conducts any business similar to, has any arrangement or agreement with, or is involved in any way with, any business similar to the Business.

Section 4.24                                Compliance With Bulk Sales Act; Uniform Commercial Code.  There are not, and will not be, any creditors who can legally object to the transfer of the Assets under any applicable Bulk Sales Act or the Uniform Commercial Code, or statutes of similar import, if applicable.

Section 4.25                                Product Warranty and Liability.  It is the Seller’s standard practice to sell each product sold by the Seller in conformity with all applicable contractual commitments, if any, and all express and implied warranties of the manufacturer. All products sold by the Seller have been sold in conformity with such practice, except for such deviations therefrom that have not had, and would not reasonably be expected to have, a Material Adverse Effect. Except as set forth in Schedule 4.25, no product sold by the Seller is subject to any other guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale. No third party has advised the Seller that it has any liability, and to the Seller’s Knowledge, it has no liability, arising out of any injury to individuals or property as a result of the ownership, possession or use of any product sold by the Seller prior to the Closing.

Section 4.26                                Naturalization of the Employees.  The Seller has not received a notice of any violation of any immigration and naturalization laws relating to employment and employees and has properly completed and maintained all applicable forms (including I-9 forms) and the Seller is in compliance with all such immigration and naturalization laws and there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration or naturalization laws pending or, to the Knowledge of the Seller, threatened before the Immigration and Naturalization Service of any federal, state or administrative agency or court against or involving the Seller.

Section 4.27                                Bank Accounts.  Attached hereto as Schedule 4.27 is a list of all banks or other financial institutions (collectively, “Banks”) with which the Seller has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the Persons authorized as signatories thereon or to act or deal in connection therewith. Each of the Seller’s accounts at the Banks contains sufficient funds to pay all outstanding checks that have been drawn on such accounts and sufficient funds to pay all outstanding checks shall remain in such accounts until the outstanding checks are cashed.

Section 4.28                                Earnout Plan.  To the extent that the Seller has determined to implement any plan pursuant to which employees of the Seller may obtain a portion of the Earnout Amounts (the “Earnout Plan”), the Seller has (i) provided the Earnout Plan to Purchaser for approval, (ii) obtained approval of the Earnout Plan from Purchaser and (iii) not amended, revised or changed the Earnout Plan in any manner after obtaining Purchaser’s approval of the Earnout Plan. The rights of the employees of Seller pursuant to the Earnout Plan are non-transferable, non-forfeitable and are not conditioned upon any future employment with, or service to, the Seller or Purchaser. The employees eligible to participate in the Earnout Plan are only those employees who were employed with the Seller prior to the Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser hereby jointly and severally represent and warrant to the Seller and the Shareholders that the statements contained in this Article V are accurate and complete as of the date hereof, except as set forth in the disclosure schedules accompanying this Agreement. The disclosure schedules are arranged in numbered and lettered paragraphs corresponding to the numbered and lettered Sections contained in this Article V.

Section 5.1                                      Authorization and Validity.  Each of Parent and Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser, and, assuming due execution and delivery by the Seller and the Shareholders, constitutes a valid and binding obligation of Parent and Purchaser enforceable against Parent and Purchaser in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.2                                      Organization.  Parent is a corporation organized under the laws of the state of Colorado. Purchaser is a corporation organized under the laws of the State of Delaware. Each of Parent and Purchaser is duly organized, validly existing and in good standing and has full power and authority to carry on its business as presently conducted. Each of Parent and Purchaser is duly licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, lease or operation of its assets and properties or the conduct of its business requires such license or qualification. Each of Parent and Purchaser has delivered to the Seller a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date. Such organizational documents are in full force and effect.

Section 5.3                                      No Conflict.  Neither the execution, delivery or performance of this Agreement or the other documents and instruments to be executed and delivered by Parent or Purchaser pursuant hereto, nor the consummation by Parent or Purchaser of the transactions contemplated hereby or thereby, nor compliance by Parent or Purchaser with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Parent or Purchaser, (b) except as set forth in Schedule 5.3(b), constitute a change in control under, or require the consent from or the giving of notice to a third party, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Lien upon or affecting any of the assets of Parent or Purchaser pursuant to, any of the terms, conditions or provisions of any contractual obligation of Parent or Purchaser or (c) violate any order, writ, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to Parent or Purchaser or to which any of its properties or assets may be bound.

Section 5.4                                      Governmental Consents.  No consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of Parent or Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by Parent or Purchaser.

Section 5.5                                      Payment of Purchase Price.  Purchaser has the ability to pay the Closing Cash Payment and Parent has the ability to pay the Earnout Amounts and such payments do not require the consent or approval of any third party or constitute or cause any breach of any agreement to which Parent or Purchaser is a party.

ARTICLE VI

COVENANTS

Section 6.1                                      Assignment of 401(k) Sponsorship.  The Seller and the Shareholders shall take any and all actions necessary and shall deliver any documents reasonably requested by Purchaser to effect on Closing the assignment of the plan sponsorship and the plan administration to Purchaser with respect to the Seller’s 401(k) plan.

Section 6.2                                      Employees.  At the Closing, Purchaser shall offer employment to all of the employees of the Seller who have not tendered their resignation to the Seller on or prior to the date hereof at substantially their current annual salary or hourly rates of compensation listed on Schedule 6.2 hereto and shall offer such employees benefits substantially similar to the benefits offered to such employees by the Seller as of the date hereof.

Section 6.3                                      Proration.  The Shareholders and Purchaser shall prorate all real property taxes with respect to the Shareholder Real Estate that are incurred, accrued or payable as of the Closing Date based upon the most recent tax bills and information available. On the Closing Date, the proration shall be calculated and paid to Purchaser in cash or other immediately available funds, but not as an adjustment to the Purchase Price.

Section 6.4                                      Cooperation.  From and after the Closing Date, the Seller and the Shareholders shall cooperate with Purchaser and any accounting firm engaged by Purchaser to provide any opinion on the Financial Statements and/or any review of the other financial statements of the Business prior to the Closing Date that may be required to be included from time to time by Purchaser or Parent in registration statements or periodic or other reports filed by Purchaser or Parent from time to time with the Securities and Exchange Commission, which cooperation shall include the giving of representation or other letters of reliance to such accounting firm in connection therewith, and to furnish to the officers, employees, authorized agents, accountants, counsel, financing sources and representatives of Purchaser and its Affiliates such additional financial information and operating data and other information regarding the Business prior to the Closing and the assets, properties and goodwill of the

Seller related to the Business prior to the Closing as the Purchaser and its Affiliates may from time to time reasonably request.

Section 6.5                                      Further Assurances.  From and after the Closing Date, the Seller and the Shareholders shall promptly execute, acknowledge and deliver any other assurances or documents reasonably requested by Purchaser to permit Purchaser to satisfy its obligations hereunder or to evidence title, or to provide Purchaser with the benefits enumerated in this Agreement.

ARTICLE VII

SURVIVAL AND INDEMNIFICATION

Section 7.1                                      Survival of Representations and Warranties.  Each of the representations and warranties made by Parent and Purchaser in this Agreement shall terminate on the second anniversary date of the Closing. Each of the representations and warranties made by the Shareholders or the Seller in this Agreement shall terminate on the second anniversary of the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 4.11, 4.13, 4.16 and 4.26 shall survive the Closing until 90 days following the expiration of the applicable statute of limitations; (ii) the representations and warranties contained in Sections 4.1, 4.2 and 4.3 shall survive the Closing and remain in full force and effect without termination. In the event notice of any claim for indemnification under Section 7.4(a) hereof shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved. The covenants and agreements of the parties set forth in this Agreement and the indemnification obligations of the parties hereunder shall survive indefinitely except as expressly provided herein. This Section 7.1 shall not limit any claim for willful fraud or willful misrepresentation or any covenant or agreement by the parties which contemplates performance after the Closing.

Section 7.2                                      Indemnification by the Seller and the Shareholders.

(a)                                  Subject to the other provisions of this Article VII, the Seller and each of the Shareholders shall, jointly and severally, indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all expenses, losses, damages, liabilities and out-of-pocket costs (including attorneys’ fees and expenses), in each case, net of insurance proceeds if and when actually received (“Damages”) suffered by any of the Purchaser Indemnified Parties to the extent resulting from, arising out of, or incurred with respect to:

(i)                                     any breach of or inaccuracy in any representation or warranty (other than the Seller and Shareholder Non-Basket Representations) as of the Closing Date of the Seller or the Shareholders contained in this Agreement;

(ii)                                  any breach of any covenant of the Seller or the Shareholders contained in this Agreement;

(iii)                               any breach of or inaccuracy in any representation or warranty as of the Closing Date of the Seller or the Shareholders contained in Sections 4.1 and 4.3 of this Agreement (collectively, the “Seller and Shareholder Non-Basket Representations”);

(iii)                               all Litigation arising for any period up to and including the Closing Date;

(iv)                              all Liabilities relating to Environmental Claims arising from any facts, circumstances or conditions existing, initiated or occurring up to and including the Closing Date; and

(v)                                 all Liabilities of Seller other than the Assumed Liabilities.

(b)                                 The Purchaser Indemnified Parties may bring a claim seeking indemnification for Damages under Section 7.2(a)(i) under the terms and provisions of this Article VII only if the Damages therefrom exceed on an individual basis an amount equal to TEN THOUSAND DOLLARS ($10,000), or on an aggregate basis, an amount equal to SEVENTY-FIVE THOUSAND DOLLARS ($75,000) (the “Seller’s Indemnification Threshold”), at which time all Damages under such Section may be claimed in full; provided, however, that the Seller’s Indemnification Threshold shall not apply to claims for willful fraud or willful misrepresentation. Notwithstanding anything to the contrary contained herein and solely for purposes of determining whether the Seller’s Indemnification Threshold has been exceeded, all qualifications and exceptions contained in Article IV relating to materiality or words of similar import (including Material Adverse Effect) shall be disregarded for purposes of determining whether there has been a breach or inaccuracy of any such representation or warranty pursuant to Section 7.2(a)(i) and the Seller’s Indemnification Threshold exceeded.

Section 7.3                                      Indemnification by Parent and Purchaser.

(a)                                  Subject to the other provisions of this Article VII, Parent and Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Damages suffered by any of the Seller Indemnified Parties to the extent resulting from, arising out of, or incurred with respect to:

(i)                                     any breach of or inaccuracy in any representation or warranty (other than the Parent and Purchaser Non-Basket Representations) as of the Closing Date of Parent or Purchaser contained in this Agreement;

(ii)                                  any breach of any covenant of Parent or Purchaser contained in this Agreement;

(iii)                               any breach of or inaccuracy in any representation or warranty as of the Closing Date of Parent or Purchaser contained in Sections 5.1 and 5.2 of this Agreement (collectively, the “Parent and Purchaser Non-Basket Representations”);

(iv)                              all Litigation arising for any period after the Closing Date; and

(v)                                 Liabilities arising after the Closing Date from the Assumed Liabilities to the extent not resulting, directly or indirectly, from any breach of this Agreement by the Seller or the Shareholders.

(b)                                 The Seller Indemnified Parties may bring a claim seeking indemnification for Damages under Sections 7.3(a)(i) under the terms and provisions of this Article VII only if the Damages therefrom exceed on an individual basis an amount equal to TEN THOUSAND DOLLARS ($10,000), or on an aggregate basis, an amount equal to SEVENTY-FIVE THOUSAND DOLLARS ($75,000) (the “Purchaser’s Indemnification Threshold”), at which time all Damages under such Section may be claimed in full; provided, however, that the Purchaser’s Indemnification Threshold shall not apply to claims for willful fraud or willful misrepresentation or to claims arising out of the failure of Parent or Purchaser to pay the Purchase Price. Notwithstanding anything to the contrary contained herein and solely for purposes of determining whether the Purchaser’s Indemnification Threshold has been exceeded, all qualifications and exceptions contained in Article V relating to materiality or words of similar import (including shall be disregarded for purposes of determining whether there has been a breach or inaccuracy of any such representation or warranty pursuant to Section 7.3(a)(i) and the Purchaser’s Indemnification Threshold exceeded.

Section 7.4                                      Notice and Resolution of Claim.

(a)                                  An indemnified party under this Agreement shall promptly give written notice to the indemnifying party after obtaining knowledge of any third party claim or litigation against the indemnified party as to which recovery may be sought against the indemnifying party because of the indemnity set forth in Sections 7.2 or 7.3, specifying in reasonable detail the claim or litigation and the basis for indemnification; provided, however, that the failure of the indemnified party promptly to notify the indemnifying party of any such matter shall not release the indemnifying party, in whole or in part, from its obligations under this Article VII except to the extent the indemnified party’s failure to so notify in breach of this subsection (a) materially prejudices the indemnifying party’s ability to defend against such third party claim or litigation. The indemnified party shall permit the indemnifying party to assume the defense of any such claim, litigation or any litigation resulting from such third party claim.

(b)                                 If the indemnifying party assumes the defense of any such third party claim or litigation, the obligations of the indemnifying party under this Agreement shall consist of actively and diligently conducting the investigation, defense or settlement of such claim or litigation (including the retention of legal counsel) and, to the extent the indemnified party is entitled to indemnification, holding the indemnified party harmless from and against any and all losses caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such claim or litigation, to the extent of such indemnification obligation. The indemnifying party shall not, in the defense of such claim or litigation, consent to entry of any judgment (except with the written consent of the indemnified party) or enter into any settlement (except with the written consent of the indemnified party): (i) that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a complete release from, all liability in respect of such claim or litigation, or (ii) in the good faith judgment of the indemnified party, the effect of which is to permit any injunction, declaratory judgment, other order or other equitable relief to be entered, directly or indirectly, against any indemnified party which would likely be adverse to the continuing business interests of such indemnified party. The indemnifying party shall permit the indemnified party to participate in such defense or settlement through counsel chosen by the indemnified party, with the fees and expenses of such counsel borne by the indemnified party.

(c)                                  Failure by the indemnifying party to notify the indemnified party of its election to assume the defense of any such claim or litigation by a third party within thirty (30) days after notice thereof has been given to the indemnifying party shall be deemed a waiver by the indemnifying party of its right to assume the defense of such claim or litigation. If the indemnifying party does not assume the defense of such claim or litigation by a third party, the indemnified party may defend or settle such claim or litigation in such matter as the indemnified party may deem appropriate and may settle such claim or litigation on such terms as it may deem appropriate.

(d)                                 If any matter as to which a Purchaser Indemnified Party may be able to assert a claim for Damages under this Article VII is pending or unresolved, or any other matter as to which such Purchaser Indemnified Party actually or potentially may suffer Damages exists, at the time any payment of the Escrow Amount or the Earnout Amounts, as applicable, is due from Parent or Purchaser to the Seller or the Shareholders, whether pursuant to Section 3.4(a), Section 3.4(b) or otherwise, Parent or Purchaser shall have the right, in addition to other rights and remedies and methods of recovery (whether under this Agreement or pursuant to applicable law), to withhold, or instruct and cause the Escrow Agent to withhold, from such payment an amount equal to the claim until such matters are resolved. If it is finally determined that such claims are covered by this Article VII, the amount of such claims, to the extent indemnification applies, may be obtained from the Seller or Shareholders or offset against the Escrow Amount or the Earnout Amounts, as applicable, and the remainder of the Escrow Amount or the Earnout Amounts, if any, shall be delivered to the Shareholders pursuant to the Escrow Agreement, Section 3.3(d) or Section 3.4, as applicable. If any matter as to which a Purchaser Indemnified Party has asserted a claim for Damages under this Article VII that is resolved in such Purchaser Indemnified Party’s favor, Parent or Purchaser shall have the right, in addition to other rights and remedies and methods of recovery (whether under this Agreement or pursuant to applicable law), to instruct and cause the Escrow Agent to release and pay to Parent or Purchaser, the amount of such claim, to the extent indemnification applies with respect thereto, in accordance with the Escrow Agreement.

Section 7.5                                      Limitations.  Notwithstanding anything to the contrary contained herein, under no circumstances shall the Seller’s or the Shareholders’ aggregate indemnification obligations under this Article VII exceed an amount equal to EIGHTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($18,500,000), and under no circumstances shall Parent’s or Purchaser’s indemnification obligations under this Article VII exceed an amount equal to EIGHTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($18,500,000); provided, however, that the obligations of Parent and Purchaser under Sections 3.3 and 3.4 shall not be subject to such cap.

Section 7.6                                      Exclusive Remedy.  Subject to Section 8.8, (a) the indemnities provided in this Article VII are intended to be and shall be the sole and exclusive remedies of the Seller Indemnified Parties and the Purchaser Indemnified Parties regarding any matter touching upon or relating to the negotiation, entry of, consummation and closing of this Agreement and the performance of the Business; (b) the purpose of this exclusive and sole remedy provision is that the total amount recoverable from the Shareholders and the Seller on the one hand, or Purchaser on the other, as described in Section 7.5 hereof, represents the total amount recoverable from them for any and all causes of action against them whether under this Agreement or otherwise; and (c) each party is relying upon the other’s agreement and representation that the remedies provided for in this Article VII shall be the sole and exclusive remedies of (i) the Purchaser Indemnified Parties against Seller and the Shareholders and (ii) the Seller Indemnified Parties against Purchaser. Notwithstanding anything to the contrary contained in this Agreement, the limitations contained in Section 7.5 and Section 7.6 shall not apply to claims for willful fraud or willful misrepresentation.

Section 7.7                                      Mitigation of Damages.  Each of Purchaser, the Seller and the Shareholders agree to use commercially reasonable efforts to mitigate any Damages which are subject to indemnification hereunder.

ARTICLE VIII

MISCELLANEOUS

Section 8.1                                      Notices.  All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile, provided, however that the facsimile is promptly followed by telephone confirmation thereof to the appropriate person at the address set forth below, or at such other address as may be designated in writing hereafter, in the same manner, by such person.

To the Seller or the Shareholders:

Campbell Engineering, Inc.

2719 Trevor Drive

Huntsville, Alabama 35802

Telephone: (256) 882-2745

Attention: Richard A. Campbell

with a copy to:

Bradley Arant Rose & White LLP

One Federal Place

1819 - 5th Avenue North

Birmingham, Alabama 35203-2119

Telephone: (205) 521-8246

Facsimile: (205) 488-6246

Attention: Denson N. Franklin, III

To Parent or Purchaser:

Accellent Corp.

200 West 7th Avenue

Collegeville, Pennsylvania 19426

Telephone: (610) 489-0300

Facsimile: (610) 489-1150

Attention: Stewart Fisher

with a copy to:

Hogan & Hartson L.L.P.

One Tabor Center

1200 17th Street, Suite 1500

Denver, Colorado 80202

Telephone: (303) 899-7300

Facsimile: (303) 899-7333

Attention: Christopher J. Walsh

Any such notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date upon which the return receipt is signed or delivery is refused or the notice is designed by the postal authorities as a not deliverable, as the case may be, if mailed by registered or certified mail, (c) on the next succeeding Business Day if sent by national courier service, or (d) on the date telecommunicated if by telecopier if confirmed by telephone confirmation.

Section 8.2                                      Amendment, Waiver.  Any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, in the case of an amendment, by Parent, Purchaser, the Seller and the Shareholders, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.3                                      Assignment.  No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto; provided, however, that each of Parent and Purchaser may assign any of its rights and obligations hereunder in whole or in part to any of its Affiliates without obtaining the consent of the other parties hereto, but shall remain liable for its obligations hereunder.

Section 8.4                                      Entire Agreement.  This Agreement (including all Schedules and Exhibits hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 8.5                                      Parties in Interest.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Parent, Purchaser, the Seller, the Shareholders or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 8.6                                      Expenses.  All costs and expenses incurred by Parent and Purchaser in connection with this Agreement and the transactions contemplated hereby shall be borne by Parent and Purchaser, and all costs and expenses incurred by the Shareholders and all costs and expenses related to the transactions contemplated hereby incurred by the Seller in connection with this Agreement and the transactions contemplated hereby shall be borne by the Shareholders and the Sellers as they may mutually agree.

Section 8.7                                      Governing Law; Jurisdiction; Service of Process.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of laws. Each of Parent, Purchaser, the Shareholders and the Seller hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, County of New Castle or, if under applicable Law, exclusive jurisdiction is vested in federal courts, then of the United States of America located in the District of Delaware (collectively, the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.1. Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

Section 8.8                                      Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 8.9                                      Transfer and Similar Taxes.  Notwithstanding any other provision of this Agreement to the contrary, the Seller shall assume and promptly pay when due all sales, property, use, privilege, transfer, documentary, gains, stamp, duties, and similar Taxes and fees (including any penalties, interest or additions) imposed upon any party incurred in connection with the transactions contemplated by this Agreement; provided, however, any recording fees or deed taxes shall be payable by Purchaser.

Section 8.10                                Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original itself.

Section 8.11                                Headings.  The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

SIGNATURES

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first above written.

ACCELLENT CORP.

By:	/s/ STEWART A. FISHER
Name: Stewart A. Fisher Title: Chief Financial Officer, Vice President, Secretary and Treasurer

CE HUNTSVILLE HOLDINGS CORP.

By:	/s/ STEWART A. FISHER
Name: Stewart A. Fisher Title: Chief Financial Officer, Vice President, Secretary and Treasurer

CAMPBELL ENGINEERING, INC.

By:	/s/ RICHARD A. CAMPBELL
Name: Richard A. Campbell Title: President

SHAREHOLDERS

By:	/s/ RICHARD A. CAMPBELL
Name: Richard A. Campbell Title: Shareholder

By:	/s/ SUE CAMPBELL
Name: Sue Campbell Title: Shareholder

Schedule 1.1

DEFINITIONS

“Accounting Referee” shall have the meaning set forth in Section 3.4(e) hereof.

“Adjustment Notice” shall have the meaning set forth in Section 3.2(b)(i) hereof.

“Affiliate” shall mean, as to any Person (i) any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, (ii) any corporation or organization (other than a Subsidiary of such Person) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (iii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, (iv) any relative or spouse of such Person, or (v) any relative of such spouse who has the same home as such Person, relative or spouse or who is a director or officer of such Person or any of its parents or Subsidiaries. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to elect a majority of the board of directors of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Assets” shall have the meaning set forth in Section 2.1(a) hereof.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3(a) hereof.

“Auditor” shall have the meaning set forth in Section 3.2(b)(iii) hereof.

“Auditor’s Report” shall have the meaning set forth in Section 3.2(b)(iii) hereof.

“Banks” shall have the meaning set forth in Section 4.29 hereof.

“Baseline Net Working Capital Balance” shall have the meaning set forth in Section 3.2(a) hereof.

“Bill of Sale and Assignment Agreement” shall mean such bills of sale, assignment and assumption agreements to be entered into by and between Purchaser and the Seller on the date of this Agreement, in form and substance reasonably satisfactory in each case to Purchaser and the Seller, pursuant to which the Seller will transfer the Assets held by it, and assign the liabilities to be assigned by it, to Purchaser and Purchaser will acquire such Assets and assume such liabilities from the Seller, as contemplated by Sections 2.1 and 2.3 of this Agreement.

“Business” shall have the meaning set forth in the first recital of this Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the State of Alabama are authorized or obligated by law or executive order to close.

“Capital Stock” shall mean, as to the Seller, all of the shares of the Seller’s Common Stock and all other shares, regardless of class or series, of the Seller’s capital stock authorized to be issued in accordance with the Seller’s articles of incorporation, as the same may be amended as of the Closing Date.

“CERCLIS” shall mean the Comprehensive Environmental Response, Compensation, Liability Information System.

“Claims” shall mean all demands, claims, actions or causes of action, assessments, complaints, directives, citations, information requests issued by a Governmental Authority, legal proceedings, orders, notices of potential responsibility, losses, damages (including, without limitation, diminution in value), Liabilities, sanctions, costs and expenses, including interest, penalties and attorneys’ and experts’ fees and disbursements.

“Closing” shall have the meaning set forth in Section 3.6 hereof.

“Closing Cash Payment” shall have the meaning set forth in Section 3.3(b) hereof.

“Closing Date” shall have the meaning set forth in Section 3.6 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in Section 4.2(a) hereof.

“Computer Programs” shall mean any and all (i) computer software programs and software development tools, including all source and object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) documentation, including user manuals and training materials, relating to any of the foregoing.

“Contracts” shall have the meaning set forth in Section 2.1(a)(ii).

“Damages” shall have the meaning set forth in Section 7.2 hereof.

“Delaware Courts” shall have the meaning set forth in Section 8.7 hereof.

“Earnout Amounts” shall mean, collectively, the 2005 Earnout Amount and the 2006 Earnout Amount.

“Earnout Plan” shall have the meaning set forth in Section 4.28 hereof.

“EBITDA” shall mean earnings before interest expense, income tax expense, depreciation and amortization of the Business for the period in question, as determined by the financial statements of the Seller or Purchaser, as applicable, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.

“Environmental Claims” shall mean all Claims pursuant to Environmental Laws, including those based on, arising out of or otherwise relating to: (i) the Remediation, presence or Release of, or exposure to, Hazardous Materials or other environmental conditions initiated, existing or occurring prior to the Closing Date at, on, under, above, from, or about any Real Property or any real properties formerly owned, leased or operated by the Seller or any of its predecessors or Affiliates; (ii) the off-site Release, treatment, transportation, storage or disposal prior to the Closing Date of Hazardous Materials originating from the Seller’s Assets or Business; (iii) any violations of Environmental Laws by the Seller prior to the Closing Date, including reasonable expenditures necessary to cause the Seller to be in compliance with or resolve violations of Environmental Laws.

“Environmental Laws” shall mean any Laws (including the Comprehensive Environmental Response, Compensation, and Liability Act), including any plans, other criteria, or guidelines promulgated pursuant to such Laws, now or hereafter in effect relating to the Remediation, generation, production, installation, use, storage, treatment, transportation, Release, threatened Release, or disposal of Hazardous Materials, or noise control, or the protection of human health, safety, natural resources, animal health or welfare, or the environment.

“Environmental Permits” shall mean any Permits, licenses, certificates and approvals required under any Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 4.16(a) hereof.

“ERISA Plans” shall have the meaning set forth in Section 4.16(a) hereof.

“Escrow Agent” shall mean Wells Fargo Bank, N.A. or such other Person as determined in accordance with the Escrow Agreement.

“Escrow Agreement” shall have the meaning set forth in Section 3.3(d) hereof.

1.1-2

“Escrow Amount” shall have the meaning set forth in Section 3.3(d) hereof.

“Excluded Assets” shall have the meaning set forth in Section 2.2 hereof.

“Exhibit” shall have the meaning set forth in Section 1.2 hereof.

“Financial Statements” shall mean the audited consolidated balance sheets and statements of income, changes in shareholders’ equity and cash flow as of and for the fiscal years ended December 31, 2003 and December 31, 2004 for the Seller.

“First Quarter Financial Statements” shall have the meaning set forth in Section 4.6 hereof.

“GAAP” shall mean United States generally accepted accounting principles and practices (including sales being recognized at the time of shipment).

“Governmental Authority” shall mean any national, federal, state, local or foreign judicial, legislative, executive or governmental regulatory authority.

“Hazardous Materials” shall mean any wastes, substances, radiation, or materials (whether solids, liquids or gases): (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (iii) the presence of which on the Real Property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the Real Property or to adjacent properties; (iv) which contain without limitation polychlorinated biphenyls (PCBs), mold, methyl-tertiary butyl ether (MTBE), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including crude oil or any fraction thereof); or (v) which pose a hazard to human health, safety, natural resources, employees, or the environment.

“Indebtedness” of any Person at any date shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business consistent with past practice and payable in accordance with customary practices) and including earn-out or similar contingent purchase amounts, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under any capitalized lease, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (f) all guarantees by such Person of obligations of others.

“Independent Contractor” shall mean those third parties other than attorneys, accountants and financial advisors, providing services to or on behalf of the Seller, that were paid by the Seller at least ten thousand dollars ($10,000) for any applicable year.

“Instruments of Transfer” shall have the meaning set forth in Section 2.1(b) hereof.

“Intellectual Property” shall mean all intellectual property rights used or available for use in the Business as currently conducted or as currently contemplated by the Seller to be conducted, or in or to which the Seller has any right, title or interest, including all patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, logos, designs, proprietary rights, slogans and general intangibles of like nature, together with all goodwill symbolized by or related to the foregoing; copyrights, copyright registrations and applications; mask works and all applications, registrations and renewals in connection therewith; Computer Programs; all domain names and the content contained on

1.1-3

the Seller’s Internet web site(s); product plans, technology, process engineering, drawings, schematic drawings, secret processes, proprietary knowledge, including without limitation, trade secrets, know-how, confidential information and formulae.

“IRS” shall mean the Internal Revenue Service of the United States of America.

“Key Suppliers, Vendors and Customers” shall have the meaning set forth in Section 4.7 hereof.

“Knowledge” with respect to any particular representation or warranty contained in this Agreement, when used to apply to the “Knowledge” of a Shareholder, shall be deemed to be followed by the phrase “after reasonable inquiry of such Shareholders” and, when otherwise used, shall mean the actual knowledge or conscious awareness after due inquiry of the senior officers or individuals performing similar functions of the Person.

“Laws” shall mean any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, determination, writ, judgment or decree, administrative order, and administrative or judicial decision.

“Liabilities” shall mean debts, liabilities, commitments, obligations, duties and responsibilities of any kind and description, whether absolute, accrued, contingent, monetary or nonmonetary, direct or indirect, known or unknown or matured or unmatured or of any other nature.

“Licenses” shall have the meaning set forth in Section 4.15(d) hereof.

“Liens” shall mean any lien, pledge, mortgage, deed of trust, security interest, lease, charge, option, right of first refusal, easement, encroachment, reservation, servitude, transfer restriction under any shareholder or similar agreement, order, decree, judgment, condition or any other encumbrance of any nature whatsoever.

“Litigation” shall mean any litigation, legal action, arbitration, proceeding, material demand, material claim or investigation pending, or, to the Knowledge of the Seller, threatened, planned or reasonably probable, against, affecting or brought by or against the Shareholders, the Seller, the Seller’s present or former employees or agents affiliated at any time with the Seller relating to the Business or any of the Assets.

“Material Adverse Effect” shall mean, with respect to the same or any similar events, acts, conditions or occurrences, whether individually or in the aggregate resulting in, a material adverse effect on or a material adverse change in (a) the Assets, (b) any of the Business, condition (financial or otherwise), operations or liabilities of the Seller, (c) the legality or enforceability against the Seller or the Shareholders of this Agreement or (d) the ability of the Seller and each of the Shareholders to perform its, her or his (as the case may be) obligations and to consummate the transactions under this Agreement. For purposes of clauses (a) and (b) of this definition and without limiting the generality of the foregoing, an effect or change with respect to the same or any similar event(s), act(s), condition(s) or occurrence(s) individually or in the aggregate with respect to which the Seller would reasonably be expected to have $50,000 in the aggregate or more in Damages being asserted against, imposed upon or sustained by the Assets or the Seller or its Business, taken as a whole, shall constitute a “material adverse” effect or change.

“Material Contracts” shall have the meaning set forth in Section 4.14(a) hereof.

“Net Working Capital Balance” shall have the meaning set forth in Section 3.2(a) hereof.

“Non-Competition Agreement” shall have the meaning set forth in Section 3.7(h) hereof.

“Nondelivered Assets” shall have the meaning set forth in Section 2.4 hereof.

“Objection Notice” shall have the meaning set forth in Section 3.2(b)(ii) hereof.

1.1-4

“Objection Period” shall have the meaning set forth in Section 3.2(b)(ii) hereof.

“Parent” shall have the meaning set forth in the preamble hereof.

“Parent and Purchaser Non-Basket Representations” shall have the meaning set forth in Section 7.3(a)(iii) hereof.

“Parent’s Notice” shall have the meaning set forth in Section 3.4(e) hereof.

“PBGC” shall have the meaning set forth in Section 4.16(d) hereof.

“Permits” shall mean as to any Person, all licenses, permits, franchises, orders, approvals, concessions, registrations, authorizations and qualifications under any federal, state, local or foreign laws with any and all Governmental Authorities or with any and all industry or other nongovernmental self-regulatory organizations that are issued to such Person.

“Person” shall mean an individual, a corporation, a partnership, limited liability company, an association, a trust or other entity or organization.

“Plans” shall have the meaning set forth in Section 4.16(a) hereof.

“Proposed Purchase Price Adjustment” shall have the meaning set forth in Section 3.2(b)(i) hereof.

“Purchase Price” shall have the meaning set forth in Section 3.1 hereof.

“Purchaser” shall have the meaning set forth in the preamble hereof.

“Purchaser Indemnified Parties” shall mean Parent, Purchaser and their respective successors, assigns, Affiliates, agents and employees.

“Purchaser’s Indemnification Threshold” shall have the meaning set forth in Section 7.3(b) hereof.

“Real Property” shall have the meaning set forth in Section 4.9(b) hereof.

“Relatives” shall mean such person’s spouse, lineal ancestor or descendant, brother or sister.

“Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Remediation” shall mean any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

“Required Intellectual Property Consents” shall have the meaning set forth in Section 4.15(h).

“Schedule” and any references to specific items therein shall mean the disclosure schedule delivered by the Shareholders and the Seller to Purchaser contemporaneously with the execution of this Agreement or the disclosure schedule delivered by Purchaser to the Seller contemporaneously with the execution of this Agreement, as the case may be.

“Seller” shall have the meaning set forth in the preamble hereof.

“Seller and Shareholder Non-Basket Representations” shall have the meaning set forth in Section 7.2(a)(iii) hereof.

“Seller Indemnified Parties” shall mean the Shareholders, the Seller and their respective successors, assigns, Affiliates, agents and employees.

1.1-5

“Seller’s Indemnification Threshold” shall have the meaning set forth in Section 7.2(b) hereof.

“Shareholder(s)” shall have the meaning(s) set forth in the preamble hereof.

“Shareholder Real Estate” shall have the meaning set forth in Section 2.1(a).

“Shareholder Real Estate Purchase Price” shall have the meaning set forth in Section 3.1 hereof.

“SPD” shall have the meaning set forth in Section 4.16(b)(iv) hereof.

“Statement” shall have the meaning set forth in Section 3.4(e) hereof.

“Statutory Warranty Deed” shall mean a statutory warranty deed from the Shareholders or the Seller, as applicable, to Purchaser conveying fee title to the Shareholder Real Estate and to the Real Property owned by the Seller, as contemplated by Section 2.1 of this Agreement, in each case in form and substance reasonably satisfactory to Purchaser.

“Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which such Person or any other subsidiary of such person beneficially owns a majority of the voting or equity interests.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Taxes or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

“Taxes” shall mean all taxes (including any income taxes, payroll taxes, capital gains taxes, value-added taxes, excise taxes, sales taxes, property taxes, gift taxes, transfer taxes or estate taxes), levies, assessments, tariffs, duties (including any customs duties), deficiencies, or other fees, and any related charges or amounts (including any fines, penalties, interest, or additions to tax), imposed, assessed, or collected by or under the authority of any Governmental Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Title Policy” shall mean an ALTA title insurance policy on each parcel of the Shareholders Real Estate and of the owned Real Property of the Seller, each issued to Purchaser by a title company reasonably acceptable to Purchaser, in an amount not less than the fair market value of the applicable parcel, and, in each case, containing such endorsements as Purchaser may reasonably request and issued pursuant to a title commitment or title report reasonably approved and accepted by Purchaser.

“Transition Services Agreement” shall have the meaning set forth in Section 3.8(d) hereof.

“Transition Services and Consulting Agreement” shall have the meaning set forth in Section 3.8(c) hereof.

“2005 Baseline EBITDA” shall have the meaning set forth in Section 3.4(a) hereof.

“2005 Earnout Amount” shall have the meaning set forth in Section 3.4(a) hereof.

“2005 EBITDA” shall have the meaning set forth in Section 3.4(a) hereof.

“2005 Target EBITDA” shall mean FIVE MILLION ONE HUNDRED THOUSAND DOLLARS ($5,100,000).

“2006 Earnout Amount” shall have the meaning set forth in Section 3.4(b) hereof.

“2006 Earnout Cap” shall have the meaning set forth in Section 3.4(b) hereof.

1.1-6

“2006 EBITDA” shall have the meaning set forth in Section 3.4(b) hereof.

“2006 Statement” shall have the meaning set forth in Section 3.4(d) hereof

“2007 Statement” shall have the meaning set forth in Section 3.4(d) hereof.

“Verification Period” shall have the meaning set forth in Section 3.2(b)(i) hereof.

1.1-7